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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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KLX Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders and 2017 Proxy Statement

KLX Inc. 1300 Corporate Center Way Wellington, Florida 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 13, 2017

Meeting Information:

Date and Time:
August 24, 2017
10:30 a.m. Eastern Daylight Time

Location:
Boston Harbor Hotel
70 Rowes Wharf
Boston, Massachusetts 02110

Proposals:

  1.
  Election of three Class III Directors;

  2.
  An advisory vote to approve the compensation of our Named Executive Officers;

  3.
  Ratification of the appointment of Deloitte & Touche LLP to serve as Independent Auditor for 2017; and

  4.
  Other business, if properly raised.

The KLX Inc. Board of Directors unanimously recommends that the stockholders vote: "FOR" the proposal to elect three Class III Directors; "FOR" the proposal to approve compensation paid to the Named Executive Officers of the Company on an advisory basis; and "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Independent Auditor of the Company.

Who may vote:    If you owned shares of KLX Common Stock at the close of business on June 30, 2017, you are entitled to receive this notice of the meeting and to vote at the meeting either in person or by proxy.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.    Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Detailed instructions on how to vote on the Internet or by telephone may be found in the attached Proxy Statement on page 1. If you received printed proxy materials and choose to vote by mail, you may use the postage-paid, pre-addressed envelope provided in the materials.

By order of the Board of Directors.

ROGER M. FRANKS
General Counsel, Vice President – Law and
Human Resources, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON AUGUST 24, 2017.

The accompanying Proxy Statement, the 2016 Annual Report on Form 10-K are available at http://investor.klx.com by selecting the appropriate link under "Reports and SEC Filings."

i

July 13, 2017

Dear Stockholders,

It is my pleasure to invite you to attend the 2017 Annual Meeting of Stockholders of KLX Inc. As is customary, we will meet to consider certain matters affecting our Company. Whether or not you plan to attend the meeting, I encourage you to review the attached information and vote your shares.

I am pleased to report that in 2016, KLX Inc. continued to build upon the momentum we established in the prior year, our first full year as a stand-alone public company. This past year we completed the re-branding of both our ASG and ESG businesses, and achieved major market share gains as our customers recognized the differential value proposition guaranteed by doing business with KLX Inc. Senior management remains focused on further growth in both businesses, and in seeking continuous improvement in every aspect of our company.

As always, we value your ongoing participation and support of KLX Inc. and we remain committed to delivering world-class performance to our customers and creating long-term value for our stockholders.

Sincerely,

Amin J. Khoury
Chairman and Chief Executive Officer

Proxy Statement. The Board of Directors of KLX Inc. ("we", "us", "our", the "Company" or the "Corporation") is soliciting proxies to be voted at our 2017 Annual Meeting of Stockholders on August 24, 2017 and at any adjournment of postponement of the meeting. We are sending

Table of Contents (continued)

certain of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") on or about July 13, 2017. The Notice includes instructions on how to access our Proxy Statement, 2016 Annual Report on Form 10-K and the Chairman's letter online. Stockholders who have previously requested a printed or electronic copy of the proxy materials will continue to receive such a copy of the proxy materials, which will be sent on or about July 13, 2017. Please see "Accessing your proxy materials" on page 58 for additional information.

We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this Proxy Statement.

OUR COMMITMENTS
WHO WE ARE
AND HOW WE WORK.

OUR BUSINESS FOCUS AND
HOW WE MOVE FORWARD.

PERFORMANCE	INNOVATION
Our customers have a choice, and how we perform determines whether they choose us. We aim high, set ambitious goals and deliver superior results, and we use customer feedback to recalibrate as necessary. We move quickly but make well-reasoned decisions because our future depends on them.	We are a company of ideas that are nurtured by a commitment to continuous improvement and product and service enhancements. Our prior achievements inspire us to reach for excellence in everything we do. We seek and share ideas openly and encourage diversity of experience and opinion.

OPPORTUNITY	RESPONSIBILITY
Our employees' ideas and inspiration create opportunities everywhere, and without limits. We strive to continuously improve all aspects of what we do as a company and as individuals. We support and pursue lifelong learning and to expand our knowledge and capabilities and to engage with the world outside KLX. We take prudent risks, we experiment, we cooperate with each other and, importantly, we learn from the consequences of our actions.	We believe we maintain the highest ethical, environmental and safety standards and we encourage and celebrate our employees' active participation in achieving these goals.

RESULTS
We believe KLX is a preferred investment because we set aggressive targets and always strive to outperform our goals. We communicate honestly and forthrightly to investors, and strive to deliver consistently against our communicated goals. We are a company of realists and optimists and we believe we project these values in everything we do.

v

PROXY STATEMENT SUMMARY

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2016 Annual Report on Form 10-K before voting. Our fiscal year ends on January 31st of each year, therefore as used in this report we refer to "Fiscal 2016" or "2016" as the year ended January 31, 2017, and "Fiscal 2015" or "2015" as the year ended January 31, 2016. We refer to the month ended January 31, 2015 as the "Transition Period", or "Transition Period 2015".

VOTING YOUR SHARES

Stockholders as of the record date of June 30, 2017 are entitled to vote. Each share of KLX common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals. Stockholders of record may vote their shares in person at the Annual Meeting or by using any of the following methods:

2016 PERFORMANCE HIGHLIGHTS

2016 was our second full year as a publicly traded company. Through the contributions of a talented and committed management team, and the oversight of a competent and experienced Board of Directors, we have established systems and processes that have enabled us to set business goals and objectives and to measure and accurately report our results. It was a year of transformation and strong performance for KLX, despite challenging economic conditions in the energy sector in which we participate. We believe we delivered excellent results for our stockholders and took strategic steps to position the Company for long-term, sustainable growth.

A summary of our 2016 financial results is set forth below, and a further discussion regarding non-financial goals and accomplishments, key governance actions, and the implementation of best practices in our compensation program begins on page 23 of the Compensation Discussion and Analysis ("CD&A").

PROXY STATEMENT SUMMARY (continued)

Following are the Consolidated, Aerospace Solutions Group segment ("ASG"), and Energy Services Group segment ("ESG") financial highlights:

2016 Financial Results

• Consolidated revenues of $1.5 billion declined 4.7%
• ASG generated record revenues of $1.3 billion, operating earnings increased by $9 million and operating margin was 16.5%

•

ESG revenues of $153.2 million declined nearly 40%, however despite the lower level of revenues, the fourth quarter cash burn rate (defined below) declined by $40 million, or approximately 82%, as compared to the prior year period, reflecting cost reduction initiatives implemented in 2016 and the nascent recovery in the energy sector

• Operating earnings, adjusted net earnings and adjusted EPS were $129.4 million, $93.3 million and $1.79 per share, respectively[1]
• Generated cash flow from operating activities of $150.9 million
• Initiated share repurchase program in January 2016, repurchased $66.3 million cumulatively through April 30, 2017 ($40.5 million in 2016) and expanded the program to $200 million in March 2017

(1)
Adjusted net earnings and adjusted EPS reflect net earnings before amortization and non-cash compensation expense, and include the tax benefit from the amortization of tax-deductible goodwill.

2016 EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program is designed to incentivize our executives in a manner consistent with our stockholders' long-term interests. Over the past two years, we have significantly enhanced our compensation program to conform to current best practices, to respond to input from our investors and to respond to advice from proxy advisory firms. For purposes of this Proxy Statement, we define total direct compensation ("TDC") as the sum of total cash compensation plus long-term incentives.

We have doubled the percentage of performance-based restricted stock from 25% to 50% of total equity awards; 50% of the awards vests based upon the achievement of specific financial measures as compared to the performance of our peers over a three-year performance period.

Targeted TDC is now set at the 50th percentile of the peer group, representing a 33% decrease from the prior practice of targeting TDC at the 75th percentile of the peer group.

Targeted annual cash incentive levels are now set at approximately the 50th percentile of the peer group.

Implemented performance-based financial metrics — Earnings before Interest and Taxes ("EBIT") Margin, Operating Earnings Growth Rate and Free Cash Flow Growth Rate — with award amounts determined based upon our performance relative to the performance of our peer group.

Refined and revamped our CD&A narrative using a simpler, more easily readable format.

PROXY STATEMENT SUMMARY (continued)

Our ESG management team reduced their 2016 base salaries by up to 20% in exchange for a corresponding amount of restricted stock, which vests over three years. Our Board of Directors voluntarily reduced their 2016 cash retainers and increased their long-term compensation in a similar manner, and our CEO and Chief Operating Officer ("COO") also reduced the cash portion of their 2016 base salaries by 20%, thereby further increasing their non-cash compensation and decreasing their cash compensation during 2016. The 2016 reduction in our CEO's and COO's base salaries, and the reduction in 2016 of Board cash retainers were designed to align our director officer cash compensation with the compensation of our ESG management team.

In addition, during 2016 we amended our CEO's employment agreement to reduce his SERP contribution from 100% of base salary to 30% of base salary. Our Chairman and CEO received approximately 51% of his 2016 compensation in contingent, performance-based incentives. For our other NEOs, the percentage of contingent, performance-based compensation averaged 47% of total 2016 compensation.

Our Proxy Statement discloses more information about how we establish financial targets for our incentive plans. See CD&A beginning on page 23.

GOVERNANCE HIGHLIGHTS

Our commitment to high ethical standards is reflected in the sound governance practices our Board follows.

Independence

•

Six of our seven directors are independent.

•

Our CEO is the only management director.

•

Each of our Board Committees met at least four times during 2016, and all are composed exclusively of independent directors.

Executive Sessions	• The independent directors regularly meet in private without management. • Our Board Committees meet in executive session at each regularly scheduled meeting, no fewer than four times per year.
Board Oversight of Risk Management

•

Our Board reviews KLX's systematic approach to identifying and assessing risks faced by KLX and our business units.

•

The Audit Committee reviews our overall enterprise risk management policies and practices, financial risk exposures and the delegation of risk oversight responsibilities to other Board Committees.

•

The Audit Committee meets with our Independent Accountants without management present at least four times a year.

Stock Ownership Requirements

•

Our independent directors must hold shares of KLX common stock, restricted stock and/or deferred stock valued at three times their annual cash retainers, within a reasonable period of time after joining our Board of Directors (the "Board").

•

Consistent with our policy, our CEO holds KLX common stock, restricted stock, stock options and/or restricted stock units valued at five times base salary.

•

Consistent with our policy, our NEOs each hold KLX common stock, restricted stock, stock options and/or restricted stock units valued at three times base salary.

Board Practices

•

Our Board annually reviews its effectiveness as a group.

•

Nomination policies are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.

Accountability

•

During 2016, we modified our corporate governance guidelines to provide that any nominee for director who receives a greater number of "withheld" votes than "for" votes in an uncontested election shall tender his or her resignation to the Chairman of the Board. Then the Chairman, taking into consideration the best interests of KLX and any current or foreseeable factors or circumstances related to this director, shall recommend to the Board whether or not to accept the resignation, and if so, under what conditions. Within ninety (90) days of the stockholder vote, the Board shall decide whether or not to accept the director's tendered resignation, and then KLX will make a public announcement of the Board's decision to accept or reject the director's resignation.

GOVERNANCE HIGHLIGHTS (continued)

Prohibition on Hedging; Pledging of KLX Shares

•

To avoid conflicts of interest that could undermine the goals of our share ownership policy and the focus on sustainable long-term growth, KLX prohibits directors and employees from entering into transactions involving short sales of our securities or put or call options based on our securities, except for options granted under KLX compensation programs. In addition, Directors and NEOs are generally prohibited from holding KLX shares in a margin account or pledging KLX shares as collateral for a loan.

Proposal 1: Election of Directors

We are seeking your support in electing the three candidates that we have nominated to serve on our Board. We believe that these nominees have qualifications consistent with our position as a large, diversified corporation with operations throughout the world. We also believe that these nominees have the experience and perspective to guide the company as we continue to compete in a broad range of markets around the world, and to innovate and adjust to rapidly changing technologies, business cycles and competition.

NOMINATION OF DIRECTORS

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to our Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board (the "Chairman"), evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to leadership, business operations, finance and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis (at least semi-annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company's anticipated needs. All of our independent directors serve on Board Committees, further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board.

The Nominating and Corporate Governance Committee recommended the nomination of Messrs. Hamermesh, Weise and Whates, who are currently designated as Class III Directors and whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve, to serve as Class III Directors for a term of three years, expiring at the 2020 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve. If Messrs. Hamermesh, Weise and Whates are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to leadership, business operations, finance and industry as well as Company-specific knowledge. The biographies of Messrs. Hamermesh, Weise and Whates and our continuing current directors contain information regarding each nominee's and continuing current director's experience, qualifications and skills.

When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the size of the Board and the needs of the Board at a given point in time. In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors who exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure

Proposal 1: Election of Directors (continued)

that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate's signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given (i) with regard to nominations to be brought before an annual meeting to be held on a day not more than 30 days in advance of the anniversary of the previous year's meeting nor more than 70 days after the anniversary of the previous year's meeting, not later than 90 days nor earlier than 120 days in advance of the anniversary of the previous year's meeting or (ii) with regard to nominations for any other annual meeting, within ten days following the public announcement of the date of such meeting. Once we receive the nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate's independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2017 Annual Meeting of Stockholders.

The persons named in the attached proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the three nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

Proposal 1: Election of Directors (continued)

The nominees are Messrs. Hamermesh, Weise and Whates, currently designated as Class III Directors, whose terms expire at the meeting. The attached proxy cannot be voted for a greater number of persons than three.

If elected, Messrs. Hamermesh, Weise and Whates, will serve as Class III Directors for a term of three years, expiring at the 2020 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Hamermesh, Weise and Whates will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

PLURALITY PLUS MAJORITY VOTING FOR DIRECTORS

Under KLX's Articles of Incorporation, in order for a director to be elected at the annual meeting, a plurality of the votes cast with respect to the director's election must be cast "for" the director. Abstentions and broker non-votes are excluded from calculation of the vote results. During 2016, we modified our corporate governance guidelines to provide that in an uncontested election of directors, any incumbent director who receives a greater number of votes "against" their election than votes "for" their election shall promptly tender their resignation to the Chairman of the Board. The Chairman of the Board then recommends to the Board whether to accept or reject the resignation, and the Board must make a decision by 90 days after the date of the meeting at which the election took place. Any director who tenders a resignation does not participate in this decision. The Company shall then make a public announcement of the Board's decision to accept or reject the resignation.

If a director's resignation is accepted, the Nominating and Corporate Governance Committee will then recommend to the Board whether to fill the vacancy or to reduce the size of the Board.

Proposal 1: Election of Directors (continued)

Set forth below is the business experience of, and certain other information regarding, the three director nominees and the other current directors of the Company. The directors' ages are as of May 1, 2017.

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

RICHARD G. HAMERMESH, 69	2014	2017
Richard G. Hamermesh has been a Director since December 2014. Dr. Hamermesh is a Senior Fellow at the Harvard Business School, where he was formerly the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of SmartCloud, Inc. and was a director of B/E Aerospace, Inc. until its sale to Rockwell Collins in April 2017. Dr. Hamermesh joined the Rockwell Collins Board of Directors in April 2017. Our Board benefits from Dr. Hamermesh's education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School, where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 27 years as a member of the B/E Aerospace board).
THEODORE L. WEISE, 73	2014	2017
Theodore L. Weise has been a Director since December 2014. Mr. Weise is currently a business consultant and serves on the Board of Directors of Hawthorne Global Aviation Services. Mr. Weise joined Federal Express Corporation in 1972 during its formative years and retired in 2000 as its President and Chief Executive Officer. He held many officer positions, including Executive Vice President of World Wide Operations, and led the following divisions as its Senior Vice President: Air Operations, Domestic Ground Operations, Central Support Services, Business Service Center, and Operations Planning. Prior to joining Federal Express Corporation, Mr. Weise flew on the US Air Force F-111 as a Flight Test Engineer for General Dynamics Corp. He has previously served on the boards of Federal Express Corporation, Computer Management Sciences, Inc., ResortQuest International, Inc. and Pogo Jet, Inc. Mr. Weise is a member of the Missouri University of Science and Technology Board of Trustees, of which he was a past President. Mr. Weise is a jet rated Airline Transport Pilot with over 5,700 flight hours. He holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. Our Board benefits from Mr. Weise's extensive leadership experience.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

JOHN T. WHATES, Esq., 69	2014	2017
John T. Whates has been a Director since December 2014. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the Board of Dynamic Healthcare Systems, Inc. and was the Chairman of the Compensation Committee of B/E Aerospace until its sale to Rockwell Collins in April 2017. Mr. Whates joined the Rockwell Collins Board of Directors in April 2017. From 1994 to 2011, Mr. Whates was a tax and financial advisor to B/E Aerospace, providing business and tax advice on essentially all of its significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates is an attorney licensed to practice in California and was an Adjunct Professor of Taxation at Golden Gate University. Our Board benefits from Mr. Whates's extensive experience, multi-dimensional educational background, and thorough knowledge of our business and industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE LISTED NOMINEES.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

AMIN J. KHOURY, 78	2014	2018
Amin J. Khoury, our Chief Executive Officer and Chairman of our Board of Directors since our formation, co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board until its sale to Rockwell Collins in April 2017. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors. During his time at B/E Aerospace, Mr. Khoury was primarily responsible for the development and execution of B/E Aerospace's business strategies that resulted in its growth from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world's leading distributor of aerospace consumable products, with annual revenues in 2013 of $3.5 billion. Mr. Khoury led the strategic planning and acquisition strategy of B/E Aerospace as well as its operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both our managerial talent and Board members. He has an intimate knowledge of the Company, its industry and its competitors, that he has gained over the last 30 years at B/E Aerospace. All of the above experience and leadership roles uniquely qualify him to serve as our Company's Chairman of the Board.
JOHN T. COLLINS, 70	2014	2018
John T. Collins has been a Director since December 2014. Mr. Collins is the Chairman and Chief Executive Officer of The Collins Group, Inc., a manager of a private securities portfolio and minority interest holder in several privately held companies, since 1992. From 1986 to 1992, Mr. Collins served as the President and Chief Executive Officer of Quebecor Printing (USA) Inc., which was formed in 1986 by a merger with Semline Inc., where he had served in various positions since 1968, including since 1973 as President. During his term, Mr. Collins guided Quebecor Printing (USA) Inc. through several large acquisitions and situated the company to become one of the leaders in the industry. Mr. Collins previously served on the Board of Directors for several public companies, including Federated Funds, Inc., Bank of America Corp. and FleetBoston Financial. In addition, Mr. Collins has served as Chairman of the Board of Trustees of his alma mater, Bentley University. Our Board benefits from Mr. Collins's many years of experience in the management, acquisition and development of several companies.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

PETER V. DEL PRESTO, 66	2014	2018
Peter V. Del Presto has been a Director since December 2014. Mr. Del Presto is an adjunct professor of finance at the University of Pittsburgh, where he teaches courses covering capital markets, advanced valuation methods and private equity. From 1985 until his retirement in 2010, Mr. Del Presto was a partner with PNC Equity Partners, a private equity firm and an affiliate of PNC Bank targeting middle-market companies for acquisition and investment. During his 25 years at PNC Equity Partners, Mr. Del Presto led the firm's investment in 35 companies and participated as a member of the firm's Investment Committee in over 200 investments. Mr. Del Presto was PNC Equity Partner's representative on the boards of 24 companies where he was responsible for the development of value creation strategies in each. Mr. Del Presto is a director of Spencer Turbine Company and Markel Corporation, a member of the Board of Advisors of Sabert Corporation and the principal shareholder of two smaller companies. Mr. Del Presto is also a licensed private pilot. Our Board benefits from Mr. Del Presto's background in engineering and business administration, his expertise in the field of finance, and 25 years of experience in the acquisition, investment and development of numerous companies.
BENJAMIN A. HARDESTY, 67	2014	2019
Benjamin A. Hardesty has been a Director since December 2014. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States since, 2010. In May 2010, Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc. engaged in the exploration and production of oil and natural gas in North America, a position he had held since September 2007. After joining Dominion Resources in 1995, Mr. Hardesty had previously also served in other executive positions, including President of Dominion Appalachian Development, Inc. and General Manager and Vice President Northeast Gas Basin. Mr. Hardesty has served on the Board of Directors of Antero Resources Corporation since its initial public offering in October 2013. He previously was a member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace in 2013. From 1982 to 1995, Mr. Hardesty served as an officer and director of Stonewall Gas Company, and from 1978 to 1982 as vice president of operations of Development Drilling Corporation. Mr. Hardesty is director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Mr. Hardesty serves on the Visiting Committee of the Petroleum Natural Gas Engineering Department of the College of Engineering and Mineral Resources at West Virginia University. Mr. Hardesty's significant experience in the oil and natural gas industry, including in our areas of operation, make him well suited to serve as a member of our Board.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

STEPHEN M. WARD, JR., 62	2014	2019
Stephen M. Ward, Jr., has been a Director since December 2014. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is Chair of the Corporate Governance Committee and a member of the Human Resources and Science and Technology Committees. Mr. Ward previously served as President and Chief Executive Officer of Lenovo Corporation, which was formed by the acquisition of IBM Corporation's personal computer business by Lenovo of China. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward is a co-founder and Board member of C3-IoT, a company that develops and sells internet of things software for analytics and control, and the Chairman of the Board of QDVision, the developer and a manufacturer of quantum dot technology for the computer, TV and display industries. Mr. Ward was previously a Board member and founder of E2open, a maker of enterprise software, and a Board member of E-Ink, a maker of high-tech screens for e-readers and computers. Mr. Ward's broad executive experience and focus on innovation enables him to share with our Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments and international growth, making him well suited to serve as a member of our Board.

Corporate Governance

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board, and each of its Committees, each met on four occasions during the fiscal year ended January 31, 2017, and the Board itself had four additional telephonic meetings. The Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. All members of our Board attended our Annual Meeting of Stockholders on August 25, 2016 and are expected to attend our 2017 Annual Meeting, absent extenuating circumstances. The Board has determined that Messrs. Collins, Del Presto, Hamermesh, Hardesty, Ward, Weise and Whates are independent under NASDAQ Stock Market rules.

The Audit Committee is composed of Messrs. Del Presto, Hardesty, Weise and Whates, with Mr. Del Presto serving as Chairman. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors' qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Security and Exchange Commission ("SEC") rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Collins, Hamermesh and Ward, with Mr. Collins serving as Chairman. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company's incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our NEOs remains with the Compensation Committee.

The Nominating and Corporate Governance Committee is composed of Messrs. Hamermesh, Collins, Del Presto, Hardesty, Ward, Weise and Whates, with Mr. Hamermesh serving as Chairman. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of

Corporate Governance (continued)

Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Hamermesh, Weise and Whates.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.KLX.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this Proxy Statement.

BOARD DIVERSITY

The Chairman of the Board and the Nominating and Corporate Governance Committee, in accordance with the Board's governance principles, seek to create a Board that, as a whole, is strong in its collective knowledge and diverse in its skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company's anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 300 years in the aerospace, defense and oil and natural gas and related industries.

RISK OVERSIGHT

Our Risk Management Framework

KLX has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations ("COSO"). Under our policies, Segment Vice Presidents and General Managers of our major business units are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks and prioritizing risks and actions to be taken in response. The Segment Vice

Corporate Governance (continued)

Presidents and General Managers report to our CEO, COO, Chief Financial Officer ("CFO") and General Counsel on actions to monitor and manage significant risks in order to remain within KLX's range of risk tolerance.

BOARD OVERSIGHT

The CEO, COO, CFO and General Counsel periodically report on KLX's risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews major financial risk exposures and a number of operational, compliance, reputational and strategic risks, as well as practices to monitor and manage those risks. The Audit Committee also reviews overall policies and practices for enterprise risk management, including the delegation of practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board and Committee Risk Oversight Responsibilities

Board/Committee	Primary Areas of Risk Oversight

Full Board	Risk management process and structure, strategic risks associated with business plan, and other significant risks such as major litigation, business development risks and succession planning.

Audit Committee	Major financial risk exposures, significant operational, compliance, reputational and strategic risks, and overall policies and practices for enterprise risk management.

Compensation Committee
Risks related to executive recruitment, assessment, development, retention and succession policies and programs, risks associated with compensation policies and practices, including incentive compensation.

Nominating and Corporate Governance Committee
Risks and exposures related to corporate governance, leadership structure, effectiveness of Board and committee oversight, review of director candidates, conflicts of interest and director independence.

The Board and the Compensation Committee believe that a significant portion of executive compensation should be contingent on performance relative to our compensation peer group and based upon pre-established targets and objectives. Our executives must achieve these targets and objectives in a manner consistent with legal standards, as well as KLX's ethical standards and internal policies.

We believe our compensation incentives reflect the appropriate balance between opportunity and risk, and will encourage executives to act in a manner consistent with this balance. KLX mitigates

Corporate Governance (continued)

compensation-related risks to its long-term performance, ethical standards and reputation in the following ways:

What We Do	What We Don't Do

•

Link executive pay to performance

•

Maintain a clawback policy that covers cash incentive awards to our NEOs

•

Maintain share ownership and retention guidelines for our NEOs

•

Use three-year vesting for essentially all equity awards

•

Utilize an independent compensation consultant

•

Maintain an investor outreach program to incorporate feedback in our compensation programs

•

Annual "say on pay" vote

•

Post employment covenants with every KLX employee prohibiting acts involving use of proprietary information, soliciting KLX employees and in many cases, engaging in competitive activities

•

No excise tax gross-ups upon change in control

•

No hedging or pledging or speculative transactions in our securities by directors and executive officers

•

No repricing of equity awards without stockholder approval

•

No excessive perquisites

•

No payment of dividends or dividend equivalents on performance shares

•

No encouraging imprudent risk taking

BOARD LEADERSHIP STRUCTURE

The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company's founder and Chief Executive Officer serve as Chairman of the Board. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 30 years at B/E Aerospace and continuing with the Company following the spin-off, all of which uniquely qualify him to serve as our Company's Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong leadership and independent oversight of the Company's business and affairs.

The Board is composed of a majority of independent directors. The Company's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company's independent directors bring experience, oversight and expertise from outside the Company, while the Chairman and Chief Executive Officer brings industry, competitive and company-specific experience and expertise. The Board

Corporate Governance (continued)

believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company's strategy and business plans. Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company's management. Seven out of eight of the Company's directors are independent and the chair and members of each of the Company's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company's financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent director and management in conjunction with each regular Board and committee meeting and as they otherwise deem appropriate.

At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director and, in such event, the independent director chairperson of the Committee most closely associated with the discussed topic leads the discussion and the report to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.

Corporate Governance (continued)

COMPENSATION CONSULTANT

To gain a perspective on external pay levels, emerging practices and regulatory changes, the Compensation Committee of the Board of Directors has engaged an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. In February 2015, our Compensation Committee selected Pearl Meyer ("PM") as its consultant and tasked PM with gathering market competitive data, reviewing compensation plan design alternatives and advising the Compensation Committee on director and executive compensation trends and best practices.

The compensation consultant reports to, and is directed by, the Compensation Committee, which has sole authority to retain or terminate compensation advisers. The Compensation Committee reviewed information regarding the independence and potential conflicts of interest of PM, taking into account, among other things, the factors set forth in the NASDAQ listing standards. Based on this review, the Compensation Committee concluded that the engagement of PM did not raise any conflict. Other than services provided for the Compensation Committee, the compensation consultant did not provide additional services to the Company in Fiscal 2016.

OUR COMMITMENT TO SOUND CORPORATE GOVERNANCE

KLX is committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics, while promoting growth in long-term stockholder value.

Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our stockholders. KLX has developed sound governance standards, as found in our Code of Conduct, corporate governance guidelines, systematic approach to risk management, and our commitment to transparent financial reporting and strong internal controls.

We encourage you to visit the Governance section of our web site (www.klx.com) where you will find detailed information about corporate governance at KLX, including:

  •
  Our Corporate Governance Guidelines
  •
  Charters for our Board Committees
  •
  Our Code of Business Conduct

Corporate Governance (continued)

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Corporate Secretary, KLX Inc., 1300 Corporate Center Way, Wellington, Florida 33414-2105.

Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical and conflict-of-interest situations, which are directed to the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who is or has been an officer or other employee of the Company served as a member of the Company's Compensation Committee. During 2016, no executive officer of the Company served as a member of the Compensation Committee of the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. During 2016, Mr. Khoury served as the Executive Chairman of the board of directors of B/E Aerospace and two of our directors, Messrs. Hamermesh and Whates, also served as directors of B/E Aerospace. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related-person transaction.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. In 2016, non-employee directors were entitled to receive an annual cash retainer of $80,000. In addition, the chairs of our Audit Committee and Compensation Committee each was entitled to receive additional annual cash retainers of $15,000 and each member of these Committees (including the chairs) was entitled to receive annual retainers of $20,000. The chair of the Nominating and Corporate Governance Committee was entitled to receive an annual cash retainer of $7,500, and each member of the Nominating and Corporate Governance Committee (including the chair) was entitled to receive an annual cash retainer of $10,000. As described below, during 2016, the directors voluntarily reduced their cash retainers by 20% and increased their restricted stock award grant entitlement by an equal amount. All cash payments are made

Corporate Governance (continued)

quarterly in arrears. We do not pay any additional fees for attendance at Board or Committee meetings.

During 2016, our Board of Directors voluntarily reduced their above mentioned 2016 cash retainers by 20%, and increased their restricted stock award grant entitlement (time based vesting over three years) by an equal value, thereby further increasing their non-cash compensation and decreasing their cash compensation during 2016 consistent with the voluntary reductions in 2016 base salary by our Chairman and CEO, our President and COO, and our ESG senior leadership team. The base salaries and restricted stock award grant entitlement for our Chairman and CEO, President and COO, and ESG senior leadership team (including a modest (3%) salary increase provided to other members of management in July 2016) and the cash retainers and restricted stock award grant entitlement for our directors were restored to prior levels as of February 1, 2017.

Non-employee directors are also entitled to receive an annual grant of restricted stock with a fair market value of $57,000 (determined as of the date of grant) pursuant to our Long-Term Incentive Plan ("LTIP"). The LTIP awards will vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period. As described above, during 2016, in addition to their regular annual grant of restricted stock, our directors received an additional one-time grant of restricted stock equal in value to the 20% reduction in their cash retainer and Committee fees.

Non-employee directors also receive an annual grant of restricted stock with a fair market value of $33,000 (determined as of the date of grant) made on a quarterly basis pursuant to our Non-Employee Directors Stock and Deferred Compensation Plan (the "NEDSDCP"). This grant is recorded as deferred stock units under the NEDSDCP, is fully vested upon grant and the shares are released at the termination of the director's service.

Our directors may defer their annual cash retainers into the NEDSDCP, and any such deferred compensation will be held in a share unit account or cash account (as elected by the director) under the plan until the termination of the director's service and then is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares and deferred cash account at all times but have no rights as stockholders in the deferred share units until distribution. In the event of a Change of Control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is approved by the Compensation Committee and ratified by the entire Board. Our Board established stock ownership guidelines for our NEOs and non-employee directors. Under these guidelines, directors are required to, after a reasonable period of time,

Corporate Governance (continued)

own shares of the Company's common stock with a market value of at least three times their annual cash retainers.

The Board considers all shares held by a director toward meeting the ownership guidelines, including shares owned outright (including family trusts and those held by a spouse), restricted shares subject to time-based vesting, and shares or share equivalents held in any deferred compensation plan. Unexercised stock options and unearned performance shares are not included toward meeting the ownership guideline. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually.

Our Board established a policy that prohibits our directors and executive officers from engaging in short sales of KLX securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to KLX securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging KLX securities as collateral for a loan, unless our General Counsel, Vice President — Law and Human Resources provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

The following table summarizes the compensation paid to our non-employee directors during Fiscal 2016:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation ($)	Total

John T. Collins	$115,706	$115,343	$-	$231,049
Peter V. Del Presto	$103,194	$111,856	$-	$215,050
Richard G. Hamermesh	$109,514	$114,040	$-	$223,554
Benjamin A. Hardesty	$90,811	$109,217	$-	$200,028
Stephen M. Ward, Jr.	$-	$198,043	$-	$198,043
Theodore L. Weise	$90,811	$109,217	$-	$200,028
John T. Whates, Esq.	$103,322	$112,736	$-	$216,058

(1)
Includes all cash retainers paid to our non-employee directors or deferred as cash pursuant to the NEDSDCP at the director's election but excludes amounts deferred as stock units into the NEDSDCP.

(2)
The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (i) the annual restricted stock awards issued under the LTIP, (ii) the restricted stock awards issued under the LTIP in exchange for the directors' voluntary conversion of 20% of their cash retainers and fees into restricted stock of equal value, and (iii) the deferred shares allocated to each director's account under the NEDSDCP calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718") (without any reduction for risk of forfeiture) and (iv) cash retainers earned and deferred as stock units into the NEDSDCP. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal

Corporate Governance (continued)

  year ended January 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on April 14, 2017.

As of January 31, 2017, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

Name	Deferred Shares (#)	Unvested Stock Awards (#)

John T. Collins	1,920	3,493
Peter V. Del Presto	1,920	3,386
Richard G. Hamermesh	1,920	3,453
Benjamin A. Hardesty	1,920	3,305
Stephen M. Ward, Jr.	4,964	2,716
Theodore L. Weise	1,920	3,305
John T. Whates, Esq.	1,920	3,413

AUDIT COMMITTEE

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors' qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Del Presto, Hardesty, Weise and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.KLX.com in the Investor Relations section. Mr. Del Presto currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All four current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Del Presto is an "audit committee financial expert" in accordance with SEC rules.

We have adopted a global Code of Business Conduct, applicable to all employees, directors and officers. The Code of Business Conduct meets the requirements of Item 406 of Regulation S-K, as well as the applicable requirements of a "code of business conduct and ethics" under NASDAQ listing standards. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct is available on our website located at www.KLX.com under Investor Relations. Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website.

Corporate Governance (continued)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for the year ended January 31, 2017 with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, "Communication with Audit Committees," and discussed and reviewed the results of Deloitte & Touche LLP's audit of the Company's consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company's independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," regarding the independent accountant's communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company's consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review, these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company's audited consolidated financial statements for the year ended January 31, 2017 be included in the Company's Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee Peter V. Del Presto Benjamin A. Hardesty Theodore L. Weise John T. Whates

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

Each year we ask stockholders to approve, on an advisory basis, the compensation of KLX's NEOs. We encourage you, before voting, to read the CD&A on pages 23 to 41 along with the compensation tables on pages 42 to 54 and to consider the information the CD&A provides about the alignment between KLX's performance and our executives' compensation. The CD&A also describes recent changes to our compensation programs that are designed to enhance corporate governance and align executive and stockholder interests.

Under the rules of the SEC, your vote is advisory and will not be binding on the Board or the Company. However, the Board will review the voting results and give them serious consideration when making future executive compensation decisions. The vote is not intended to address any specific item of compensation of our NEOs, as described in this Proxy Statement.

As more fully discussed in the CD&A, the fundamental objective of KLX's compensation program is to closely align compensation opportunities with the long-term interests of our stockholders. Commencing in 2016, 50% of senior leadership long-term incentive compensation is based on the achievement of performance metrics that link directly to sustainable performance and long-term stockholder value. Additionally, commencing in 2016, 70% of annual cash incentive awards to our NEOs were determined using financial performance metrics, established at the beginning of the year, as compared to our peers on a relative basis. We use relevant benchmarking to assure that overall compensation levels and opportunities align effectively with competitive market practices.

The design and operation of an executive compensation program for a large, complex, global enterprise such as KLX involves multiple objectives. The Board believes that KLX's executive compensation programs have been effective in attracting and retaining senior business leaders with the requisite talent and skills to drive our financial, strategic and operational performance. As described on page 23 of this Proxy Statement, KLX's executive compensation programs are designed to support the following guiding principles:

•
Pay-for-performance: A substantial portion of compensation should be variable, contingent and directly linked to individual, Company and business unit performance.
•
Stockholder alignment: The financial interests of executives should be aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.
•
Long-term focus: For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable long-term performance.
•
Competitiveness: Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing our performance. Each element should be benchmarked relative to peers.
•
Balance: The portion of total compensation contingent on performance should increase with an executive's level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial, strategic and operational business results.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation (continued)

•
Responsibility: Compensation should take into account each executive's responsibility to act in accordance with our ethical, health and safety objectives. Financial and operating performance must not compromise these values. A commitment to ethical and corporate responsibility is a fundamental principle incorporated into our compensation program.

The Board remains committed to robust corporate governance practices and strongly shares the interest of stockholders in maintaining effective, performance-based executive compensation programs at KLX. We actively seek — and highly value — feedback from stockholders and their advisors concerning our compensation program. During Fiscal 2016, senior management has personally visited or held telephone conferences with institutional investors holding over 31 million shares, or approximately 60% of KLX stock. Over the past two years, we have solicited feedback from our investors and the investor advisory services and have taken this feedback into consideration as we revised and refined our governance practices. We believe these efforts are reflected in the 2016 Say on Pay results, which received favorable votes from approximately 95% of our stockholders, up from 66% favorable votes in 2015. The Board believes that KLX's executive compensation programs have effectively aligned pay with performance by incentivizing strong financial performance while encouraging long-term growth objectives. A balanced, competitive compensation program is also essential for attracting and retaining talented executives.

Accordingly, the Board proposes the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation rules of the SEC, including the CD&A, the compensation tables and any related materials disclosed in this Proxy Statement, is hereby APPROVED on an advisory basis."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Executive Officers

The following table sets forth information regarding our executive officers as of May 1, 2017.

Amin J. Khoury Chief Executive Officer	Amin J. Khoury has served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. since its formation in December 2014. Mr. Khoury co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board until its sale to Rockwell Collins in April. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014 and was a director of Synthes Incorporated until its acquisition by Johnson & Johnson in 2012. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors.
Thomas P. McCaffrey President and Chief Operating Officer

Thomas P. McCaffrey has served as President and Chief Operating Officer of KLX Inc. since the spin-off in December 2014. Previously, Mr. McCaffrey served as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 16, 2014. Prior to joining B/E Aerospace, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP from August 1989 through May 1993, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and as a member of its Audit Committee. Mr. McCaffrey is a Certified Public Accountant licensed to practice in the states of Florida and California.

Michael F. Senft Vice President, Chief Financial Officer and Treasurer

Michael F. Senft has served as Vice President and Chief Financial Officer and Treasurer of KLX Inc. since November 2014. Previously, Mr. Senft served on the Board of Directors of B/E Aerospace from February 2012 until September 2014. Mr. Senft previously was a Managing Director of Moelis & Company. For more than 20 years, he advised B/E Aerospace on its long-term capital transactions and strategic acquisitions. Mr. Senft has also served on the Board of Directors of Moly Mines Ltd. and Del Monte Foods. Mr. Senft's prior positions include Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch.

Executive Officers (continued)

John Cuomo Vice President and General Manager, Aerospace Solutions Group	John Cuomo has served as Vice President and General Manager of the Aerospace Solutions Group segment of KLX Inc. since the spin-off in December 2014. Previously, Mr. Cuomo served as Vice President and General Manager, Consumables Management business since July 2014. He has over 15 years of experience in the aerospace consumables distribution market and served in multiple roles and functions at B/E Aerospace Consumables Management from April 2000 to February 2014, with the most recent being Senior Vice President, Sales, Marketing and Business Development. Prior to joining B/E Aerospace, Mr. Cuomo served as an attorney at a large multi-national law firm practicing commercial law, mergers and acquisitions and litigation. He has a Bachelor of Science in International Business, a Juris Doctorate from the University of Miami and a Master of Business Administration from the University of Florida.
Roger Franks General Counsel, Vice President – Law and Human Resources, Secretary

Roger Franks has served as served as General Counsel, Vice President—Law and Human Resources, Secretary since December 2014. During Mr. Franks's tenure at B/E Aerospace, he oversaw employee matters, commercial disputes, compliance and general corporate law. Prior to joining B/E Aerospace, he was on the Board of Directors of a mid-size California law firm where he focused on commercial matters including employment law and litigation.

Gary J. Roberts Vice President and General Manager, Energy Services Group

Gary Roberts has served as Vice President and General Manager of the Energy Services Group segment of KLX Inc. since the spin-off in December 2014. Previously, Mr. Roberts served as Vice President and General Manager, Energy Services Group since April 2014. Previously, Mr. Roberts was the Chief Executive Officer of Vision Oil Tools, LLC, a private energy services company, from 2010 until its acquisition by B/E Aerospace. Before that, Mr. Roberts was General Manager for Complete Production Services, Inc. and worked for Weatherford International from 1991 to 2008, holding management positions with increasing levels of responsibility in Singapore, China, Indonesia and Qatar. Mr. Roberts brings to KLX over 30 years of oilfield experience.

Executive Officers (continued)

Heather Floyd Vice President – Finance and Corporate Controller	Heather Floyd has served as Vice President—Finance and Corporate Controller since the spin-off in December 2014. Previously, Ms. Floyd served as Vice President—Internal Audit of B/E Aerospace. Ms. Floyd has over 13 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Ms. Floyd joined B/E Aerospace in November 2010 as Director of Financial Reporting and Internal Controls. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's common stock as of May 1, 2017, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers in 2016 (each a "NEO" and collectively, the "NEOs"), (iii) each of the Company's directors; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock Beneficially Owned

	Number of Shares[1]		Percent of Outstanding Shares

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,926,610	[2]	11.3%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	4,742,417	[3]	9.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,091,090	[4]	7.8%
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Ste. 300 San Mateo, CA 94402	3,587,649	[5]	6.8%
Amin J. Khoury+*	501,746	[6]	**
John T. Collins*	8,460	[7]	**
Peter V. Del Presto*	9,425	[8]	**
Richard G. Hamermesh*	15,264	[9]	**
Benjamin A. Hardesty*	3,398	[10]	**
Stephen M. Ward, Jr. *	6,825	[11]	**
Theodore L. Weise*	5,398	[12]	**
John T. Whates, Esq. *	5,776	[13]	**
Thomas P. McCaffrey+	298,053	[14]	**
Michael F. Senft+	25,340	[15]	**
John Cuomo+	20,831	[16]	**
Roger Franks+	5,088	[17]	**
All Directors and Executive Officers as a group (14 Persons)	915,984		**

+ Named executive officer * Director of the Company ** Less than 1 percent

(1)
As of May 1, 2017, the Company had 51,721,049 shares of common stock outstanding.

(2)
Based solely on information in Schedule 13G, as of December 31, 2016, filed by BlackRock, Inc. on January 12, 2017.

(3)
Based solely on information in Schedule 13G, as of December 31, 2016, filed by Franklin Mutual Advisers LLC on February 3, 2017.

(4)
Based solely on information in Schedule 13G, as of December 31, 2016, filed by The Vanguard Group on February 10, 2017.

(5)
Based solely on information in Schedule 13G, as of December 31, 2016, filed by Fuller & Thaler Asset Management, Inc. on February 23, 2017.

(6)
Excludes 255,980 shares of our common stock underlying restricted stock units and 192,451 shares of our common stock underlying stock options that do not vest within 60 days of May 1, 2017.

(7)
Excludes 2,469 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(8)
Excludes 2,397 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(9)
Excludes 2,442 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(10)
Excludes 2,343 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(11)
Excludes 1,951 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(12)
Excludes 2,343 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(13)
Excludes 2,415 shares of our common stock underlying restricted stock awards that do not vest within 60 days of May 1, 2017.

(14)
Includes 7,525 shares owned indirectly and excludes 186,537 shares of our common stock underlying restricted stock units and 96,225 shares of our common stock underlying stock options that do not vest within 60 days of May 1, 2017.

(15)
Excludes 41,296 shares of our common stock underlying restricted stock units and 9,622 shares of our common stock underlying stock options that do not vest within 60 days of May 1, 2017.

(16)
Excludes 37,416 shares of our common stock underlying restricted stock units and restricted stock awards that do not vest within 60 days of May 1, 2017.

(17)
Excludes 34,152 shares of our common stock underlying restricted stock units and restricted stock awards that do not vest within 60 days of May 1, 2017.

Executive Compensation Compensation Discussion and Analysis (CD&A)

INTRODUCTION

In this section, we discuss our compensation philosophy and describe the compensation programs for our Chairman and Chief Executive Officer and our senior leadership team. We explain how the Compensation Committee (the "Committee") determines compensation of our senior executives and its rationale for specific 2016 decisions. Finally, we also discuss recent changes that the Committee made to advance its fundamental objective — aligning our executive compensation program with the long-term incentives of KLX stockholders.

Our executive compensation program design utilizes financial results and effective strategic leadership, the key elements in building sustainable value for stockholders, as the principal criteria for evaluating executive performance. Our program's performance measures align the interests of our stockholders and senior executives by correlating the timing and amount of actual pay to our short and long-term performance. We believe our program places an appropriate weight on ethical and responsible conduct as we pursue these goals.

We actively seek — and highly value—feedback from stockholders and their advisors concerning our compensation program. During Fiscal 2016, senior management has personally visited or held telephone conferences with institutional investors holding over 31 million shares, or approximately 60% of KLX stock.

In addition, we are committed to carefully benchmarking our compensation decisions against an appropriate group of peer companies, each one a potential competitor for the type of executive talent required to manage a complex, global company like KLX. The companies we include in our peer group are also of similar size and in the same or related business as we are.

In direct response to this year's stockholder outreach and benchmarking, we have made several significant changes that further strengthen the alignment of executive compensation to the interests of KLX stockholders.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

OUR APPROACH TO EXECUTIVE PAY

Our executive compensation program was fully implemented during 2016 and incorporates the extensive feedback we gathered and analyzed from a spectrum of stakeholders including stockholders, proxy advisory firms, independent consultants, management and the full Board. The 2016 executive pay program addresses the feedback we received and reaffirms our commitment to pay-for-performance that drives long-term stockholder value and is driven by the following guiding principles:

Guiding Principles

Pay for Performance	Stockholder Alignment	Long-term Focus
A substantial portion of compensation should be variable, contingent and directly linked to individual, Company and business unit performance.	The financial interests of executives should be aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.	For our most senior executives, long-term stock-based compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.
Competitiveness	Balance	Responsibility
Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing KLX's performance. Each element should be benchmarked relative to peers.	The portion of total compensation contingent on performance should increase with an executive's level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results.	Compensation should take into account each executive's responsibility to act in an ethical manner, which contemplates a compliance with, continuous environmental, health and safety objectives. The need for complete commitment to ethical and corporate responsibility is a basic tenet of our compensation program.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The program applies to all of our NEOs as follows:

Name	Title

Amin J. Khoury	Chief Executive Officer and Chairman of the Board of Directors

Thomas P. McCaffrey	President and Chief Operating Officer

Michael J. Senft	Vice President, Chief Financial Officer and Treasurer

John Cuomo	Vice President and General Manager, Aerospace Solutions Group

Roger Franks	Vice President — Law and Human Resources, General Counsel and Secretary

IMPLEMENTING THE FEEDBACK WE RECEIVED; OUR RESPONSE TO SAY ON PAY

We regularly meet with our stockholders to discuss business topics, seek feedback on our performance and address other matters such as executive compensation. We continued our focus and intensity of our stockholder engagement during 2016 and we received a strong increase in support on the say-on-pay vote, which increased from approximately 66% in 2015 to approximately 95% in 2016. Since the beginning of 2016, we have spoken with substantially all of our largest stockholders, representing approximately 60% percent of our outstanding shares. Through these multiple exchanges, we continue to interface with our stockholders regarding compensation philosophies, targeted compensation levels, performance metrics and other incentive design considerations.

As part of this process, the Compensation Committee also engaged Pearl Meyer, a leading independent compensation consulting firm, to gain their perspectives on our pay practices to ensure that our approach going forward balances competitive market practices, stockholder expectations, best-practice governance standards and our business strategy.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The result of this extensive outreach was the development, adoption and implementation of a new comprehensive compensation program that more closely aligns with stockholder preferences. We executed this effort on an aggressive, yet thoughtful, implementation timeline to respond to our stockholders' priorities, while mitigating any disruption to the business. Specifically, we adopted the new long-term equity incentive awards for the grants awarded in December 2015 and 2016, and implemented the new annual cash incentive target levels and related performance metrics early this year for the performance period for the year ending January 31, 2017. The following is an overview of the modifications that we have made over the past two years based on discussions with our stockholders and from our compensation consultant.

Stockholder Feedback	Actions Taken

Increase the percentage of performance-based equity awards for long-term incentives	Doubled the percentage of performance-based restricted stock from 25% to 50% of equity awards; 50% of NEO awards are dependent on the achievement of specific financial measures as compared against our peers over a three-year performance period

Target TDC near the 50th percentile of the peer group	Targeted TDC near the 50th percentile of our peer group, representing a significant decrease from the prior practice of targeting the 75th percentile of the peer group

Target total cash compensation and annual cash incentive levels near the 50th percentile of the peer group	Targeted annual cash incentive levels near the 50th percentile of our peer group, significantly reducing targeted cash compensation for our NEOs, including a 21% reduction of our CEO's targeted total annual cash compensation

Place a heavier weight on relative performance for long-term incentives, using multiple metrics	Adopted new financial metrics that represent key elements of business performance — Earnings Before Interest and Taxes (EBIT) Margin, and free cash flow growth rate, — with award amounts determined based upon performance relative to our peer group

Provide more transparent communication about how the program works	Revamped our CD&A narrative using a simpler, more easily readable format

A Closer Look at How Our Program Works

Our executive compensation program is grounded in our guiding principles and also stresses the following best-practice governance features:

  •
  Compensation targeted at approximately the peer median; above median performance will result in pay above median, and below median performance will result in pay below median, consistent with market practices
  •
  Heavy emphasis on variable compensation that is aligned with market practice
  •
  Significant stock ownership guidelines
  •
  Clawback policy
  •
  Annual risk assessments

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

  •
  No tax gross-ups
  •
  No option backdating or repricing
  •
  No hedging or pledging of NEO shares

Targeting Compensation at Approximately the 50th Percentile of the Peer Group

Target award opportunities are expressed as a percentage of base salary and are based on the individual NEO's level of responsibility and ability to impact overall business results. The Committee set target award levels under the new program to align TDC and annual cash incentive levels at approximately the 50th percentile of our peer group.

Specifically, the following tables set forth target award opportunities under our prior executive compensation program, and the target cash bonus for 2016, followed by a table that sets forth the targeted long-term incentives under our current and prior programs for 2016 as compared to 2015. Our current cash incentive plan was implemented in 2016; our long-term incentive plan was implemented in December 2015. The second table also demonstrates the significant shift from time-based awards to performance-based awards.

NEO	Target Annual Cash Award Opportunity (As percentage of Base Salary)

	Prior Plan	Current Plan

Amin J. Khoury	175%	110%

Thomas P. McCaffrey	150%	95%

Michael F. Senft	75%	70%

John Cuomo	75%	70%

Roger Franks	75%	70%

	Long-Term Incentives: Target Award Opportunity (As a Percentage of Base Salary)

NEO	Performance-Based Restricted Stock		Time-Based Restricted Stock(1)

	Prior Plan	Current Plan	Prior Plan	Current Plan

Amin J. Khoury	81%	162.5%	244%	162.5%(1)

Thomas P. McCaffrey	81%	162.5%	244%	162.5%(1)

Michael F. Senft	44%	87.5%	131%	87.5%

John Cuomo	38%	75%	112%	75%

Roger Franks	38%	75%	112%	75%

  (1)
  Current plan targeted Time-Based Restricted Stock for Messrs. Khoury and McCaffrey exclude the 2016 one-time increase in restricted shares in an amount equal to a 20% reduction in their respective base salaries for 2016 only.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The end result of these changes was to set targeted TDC near the 50% percentile of our peers with a significant portion of total compensation in the form of stock-based compensation. The portion of restricted stock that is performance-based doubled from 25% of each NEO's award to 50% of each award effective with the 2015 awards.

Emphasizing Performance

Both our annual cash and long-term incentives place a significant focus on attaining certain performance goals and are evaluated on a relative basis as compared with our peers. We developed metrics, both financial and operational, to measure performance and ensure that our NEOs' expectations are aligned with our stockholders.

The financial performance metrics upon which our NEOs' performance-based incentive awards are determined are directly linked to the key drivers of our business: achieving superior operating margins and free cash flow growth rates. These metrics are also meaningful to investors.

The strategic and operational initiatives established and approved by the Compensation Committee at the beginning of each year ensure that the highest priorities are identified, monitored and measured over the course of the performance period. All of the financial and strategic goals are thoughtfully developed to complement each other — creating a holistic program that aligns the interests of our stockholders with our business strategy.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

Annual cash incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic and operational priorities, which support near-term financial performance and long-term strategic objectives. Below is a summary of the annual cash incentive plan structure, including metrics and weightings.

Annual Cash Incentives – Plan Structure

Weighting	Performance Objectives	Metrics

EBIT Margin (33 1/3% weighting)

70%	Financial Metrics	Free Cash Flow Growth Rate (33 1/3% weighting)

EBIT Growth Rate (33 1/3% weighting)

Examples of strategic and operational initiatives include, but are not limited to:

•

Evaluation of the integration of Interturbine, acceleration of E-commerce roll-out; acquisition and integration of Herndon; gain of at least $100 million in market share; contract renewals for top 5 accounts; successful co-ordination with state and local agencies for the funding for the Aerospace Solutions Group's new expansion facility; capture of identified new business campaigns, continuing our track record of winning critical new awards with leading airlines, leasing companies, aircraft OEMs and MROs; and continue to pursue strategic acquisitions in the ASG segment with near-term potential to create stockholder value

30%	Strategic and Operational Initiatives

•

Execution of specified cost reduction programs based on lower costs and improved operational efficiencies, aggressive supply chain management initiatives; and implementation of key operating initiatives, including enterprise wide activities such as our ERP roll-out to improve operational effectiveness, development of and migration to a KLX owned data center

•

Successful execution of our capital deployment plan, consistent with discussions with our stockholders, while ensuring continued financial flexibility for strategic, operational and financial objectives

•

Establishment of a Research and Development Center of Excellence at ESG; continued reduction of ESG cash burn rate; and strengthening of the ASG and ESG management teams through key hires and internal development

The financial metric portion of the award is determined by the achievement of the combined score of the three performance metrics set at the beginning of the year as compared with our peers on a relative basis at the end of the year. The actual amount of cash incentives to be paid

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

will be driven by the achievement of the below target performance targets relative to our peer group as follows:

Percentile Ranking	Range of Payout*

Below 25th Percentile	0% payout

From 25th to 50th Percentile	50% to 100% payout

From 50th to 75th Percentile	100% to 200% of payout

Above 75th Percentile	200% payout (capped)

*Performance achieved between the 25th and 50th percentiles and 50th and 75th percentiles is interpolated between the end points identified above.

The strategic and operational portion of the award is determined by the achievement of the strategic and operational objectives set at the beginning of the year as compared with our peers on an absolute basis at the end of the year. The actual amount of cash incentives to be paid is driven by the achievement of the performance targets determined by the Committee, as set forth below:

Percentile Ranking	Range of Payout*

Below 25th Percentile	0% payout

From 25th to 50th Percentile	50% to 100% payout

From 50th to 75th Percentile	100% to 150% of payout

Above 75th Percentile	150% payout (capped)

*Performance achieved between the 25th and 50th percentiles and 50th and 75th percentiles is interpolated between the end points identified above.

Total cash incentives are equal to the sum of the financial and non-financial achievements, and are awarded to our managers, including NEOs, based on their individual performance.

Long-term incentives encourage the NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy.

Weighting	Equity Vehicles	Metrics

50%	Performance-Based Restricted Stock: Earned and vests based on the achievement of financial metrics relative to our peer group over a three-year performance period	EBIT Margin Free Cash Flow Growth Rate

50%	Time-Based Restricted Stock: Vests in equal one-third increments, annually, until becoming fully vested on the third anniversary of the grant date	N/A

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The actual amount of performance-based restricted stock earned and vested is driven by the achievement of performance against goals at the end of the three-year performance period relative to our compensation peer group as follows:

Percentile Ranking	Range of Payout*

Below 25th Percentile	0% payout

From 25th to 50th Percentile	50% to 100% payout

From 50th to 75th Percentile	100% to 200% of payout

Above 75th Percentile	200% payout (capped)

*Performance achieved between the 25th and 50th percentiles and 50th and 75th percentiles is interpolated between the end points identified above.

EXECUTIVE COMPENSATION PHILOSOPHY

Introduction

The Committee believes that executive compensation opportunities must align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and has allowed us to establish an important set of guiding principles. We believe these principles create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

HOW WE MAKE COMPENSATION DECISIONS

Role of the Committee on Compensation and Executive Development

The Committee, which consists of three independent directors, is responsible for overseeing the development and administration of our executive compensation program. The Committee reviews and approves all aspects of our executive compensation program.

In this role, the Committee makes all compensation decisions relative to our CEO and approves all compensation recommendations for the other NEOs.

The Committee's responsibilities include:

  •
  Reviewing and approving incentive plans and objectives
  •
  Assessing each NEO's performance relative to these targets and objectives
  •
  Evaluating the competitiveness of each NEO's total compensation package
  •
  Approving changes to a NEO's compensation elements, including base salary, annual and long-term incentive opportunities and awards, benefits and perquisites
  •
  Designing executive compensation plans and programs

The NEOs assist the Committee as requested with certain of the above.

The Committee's charter, which sets out its objectives and responsibilities, can be found on our web site at www.klx.com.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The Committee's Process

The Committee maintains a structured process for the evaluation of Company, CEO and NEO performance. At the beginning of each fiscal year, the Committee establishes strategic and financial objectives for the CEO for the upcoming year and for a longer-term period. At this meeting, it also evaluates the prior year performance of the CEO and NEOs.

A combination of qualitative and quantitative factors provides a broad and balanced assessment of performance.

A Process for Performance Evaluation

Internal Performance	External Performance

Achievement versus previously established strategic, financial and operational goals.	Relative financial performance using key financial metrics versus peers over varying time periods.

The Role of Management

The CEO does not play any role in the Committee's determination of his own compensation. However, he presents the Committee with recommendations for each element of compensation, including the level of base salary and annual and long-term incentive awards for the other NEOs. Mr. Khoury bases these recommendations upon his assessment of each individual's performance, the performance of his or her respective business unit and/or function, benchmark information and retention risk. The Committee reviews the CEO's recommendations, makes adjustments, as appropriate, and approves compensation changes at its sole discretion.

The Role of Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee has engaged an independent executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. Shortly after our spin-off from B/E Aerospace in December 2014, our Board selected Pearl Meyer as its consultant and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and advising the KLX Compensation Committee on director and executive compensation trends and best practices.

EXECUTIVE COMPENSATION PRACTICES

We strive to maintain sound compensation practices by continually monitoring the evolution of best practices. Here are some of the principal practices we follow:

  •
  Review of Pay versus Performance.  The Committee continually reviews the relationship of the CEO's compensation to the Company's performance.
  •
  Rigorous Stock Ownership Guidelines.  Stock ownership requirements for the CEO are five times base salary; three times base salary for the other NEOs.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

  •
  Review of Compensation Peer Group ("CPG").  The Committee periodically reviews the CPG and makes adjustments, when appropriate, to further enhance market competitiveness and alignment with investor expectations. As an example, during 2016, the Committee modified our CPG to eliminate businesses that no longer were of similar size and added other aerospace, industrial or energy service providers which are more appropriate for peer comparison purposes.
  •
  No Tax Gross-Ups.  KLX does not provide excise tax reimbursements and gross-ups in the event of a change-in-control.
  •
  No Pledging of Shares.  To avoid conflicts of interest that could undermine the goals of our share ownership policy and the focus on sustainable long-term growth, KLX prohibits directors and employees from entering into transactions involving short sales of our securities or put or call options based on our securities, except for options granted under KLX compensation programs. In addition, directors and NEOs are generally prohibited from holding KLX shares in a margin account or pledging KLX shares as collateral for a loan.
  •
  No Hedging.  Directors and employees may not enter into short sales or purchase put or call options on KLX common stock.
  •
  No Repricing or Underwater Cash Buyouts.  Stock option exercise prices are set at the grant date market price and may not be reduced (except to adjust for stock splits or similar transactions) without stockholder approval.
  •
  Clawback(s).  KLX has a comprehensive policy addressing the clawback of executive compensation. In the event of a material restatement of the Company's financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets that were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

COMPETITIVE POSITIONING

Peer Group Benchmarking

To evaluate market competitiveness, we compare our program to the compensation at the 17 companies that make up our CPG. These companies provide a relevant comparison based on their similarity to us in size and complexity, taking into account factors such as their revenues, market capitalization, global scope of operations during 2016 and diversified product portfolios. We revised our CPG to more closely align with business units with similar attributes as KLX. For benchmarking purposes, the Committee believes that a mix of both industry and non-industry peers provides a balanced and realistic perspective on competition for the pool of potential senior executive talent.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

In addition to CPG data, we look at a broader sample of proxy and general industry pay benchmark data. This information provides useful insight on compensation trends and supplements CPG data, when appropriate. For certain positions such as our President and Chief Operating Officer, where there are not an adequate number of incumbents to benchmark against, we develop an alternative peer group with similar positions at comparable size companies to establish benchmarks. Because the benchmarking process is performed based upon publicly available information from our CPG, and other broader samples, the comparisons are based upon data from the preceding year. As a result, the August 2016 Pearl Meyer benchmarking study prepared for the Committee was generally based upon the data for the year ended December 31, 2015, and the study which Pearl Meyer will prepare for the Committee for its August 2017 meeting will be generally based on the comparison companies' data for the year ended December 31, 2016.

Our 2016 CPG includes the following companies, based on December 2015 data as described above (dollars in thousands):

	GICS Sub-Industry	Revenue	Equity Market Capitalization	Enterprise Value
AAR Corp.	Aerospace and Defense	$1,620	$800	$910
Basic Energy Services, Inc.(1)	Oil and Gas Equipment and Services	674	81	1,023
C&J Energy Services, Ltd.(1)	Oil and Gas Equipment and Services	1,617	86	1,230
Carlisle Companies Incorporated	Industrial Conglomerates	3,628	6,424	6,719
Esterline Technologies Corp.	Aerospace and Defense	1,895	1,848	2,520
Forum Energy Technologies, Inc.	Oil and Gas Equipment and Services	885	1,592	1,857
Helix Energy Solutions Group, Inc.	Oil and Gas Equipment and Services	597	798	1,045
Hexcel Corp.	Aerospace and Defense	1,887	3,907	4,571
ITT Corporation	Industrial Machinery	2,506	3,107	2,884
Kennametal Inc.	Industrial Machinery	2,215	1,898	2,496
Mueller Industries Inc.	Industrial Machinery	2,096	1,817	1,792
Oil States International, Inc.	Oil and Gas Equipment and Services	932	1,714	1,761
Patterson-UTI Energy, Inc.	Oil and Gas Equipment and Services	1,503	3,099	3,754
Superior Energy Services, Inc.	Oil and Gas Equipment and Services	2,270	2,789	3,844
The Timken Company	Industrial Machinery	2,834	2,570	3,147
Wesco Aircraft Holdings, Inc.	Aerospace Consumables Distribution	1,475	1,349	2,218
Woodward, Inc.	Industrial Machinery	1,982	3,502	4,134
	Average	1,801	2,199	2,700
	25th Percentile	1,475	1,349	1,761
	Median	1,887	1,848	2,496
	75th Percentile	2,215	3,099	3,754
KLX	Aerospace and Defense	1,504	1,691	2,422
	Rank	12 of 18	12 of 18	10 of 18
	Percentile	31%	36%	48%

(1)
Not considered in 2016 peer group for performance comparison purposes as filed for protection under Chapter 11 of the United States Bankruptcy Code for all or a portion of the current period.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The above peer group was appropriate for KLX in 2016 and will be reviewed annually as industry conditions in the aerospace and defense and energy sectors change. The above study was based on December 31, 2015 revenues and equity valuations. KLX's equity market capitalization and enterprise value based on our January 31, 2017 share price of $48.99 was $2,557 and $3,480, respectively, which would have represented percentile rankings of 62% and 72%, respectively.

EXTERNAL BENCHMARKING

Benchmarking Objectives

The Committee uses external benchmarking based on our compensation structure as we strive to ensure that our compensation program remains competitive and in alignment with our industry peers. Through the structural changes we made to our NEO compensation program during 2015, our primary objective of our executive compensation program was to align our target levels of TDC for our NEOs at approximately the 50th percentile of our CPG. We define target total direct compensation as base salary, target annual cash incentives and target long-term incentives. We reviewed the weighting of each component and have adjusted the various elements accordingly based upon stockholder feedback and market best practices. While maintaining our primary objective, we also consider the cyclical nature of our business, our historical business performance, and our future financial and strategic goals. These factors are necessary in attracting, maintaining and retaining our leadership team, who we view as critical assets given their knowledge, relationships and expertise.

We believe market data provides a reference and framework for decisions about the base salary, target annual cash incentives and the appropriate target level of long-term incentives to be provided to each NEO. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our NEOs, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

Pearl Meyer reviewed both the individual components and aggregate composition of our compensation packages for our NEOs focusing on several components of pay including:

  •
  base salary;
  •
  target and actual cash incentives;
  •
  total cash compensation (i.e., base salary plus cash incentives);
  •
  target and actual long-term equity incentives; and
  •
  target and actual total direct compensation (i.e., total cash plus long-term equity incentives).

Based on this review of our revised compensation program, Pearl Meyer advised the Committee that, for our NEOs, the target TDC for the NEO group approximated the median (50th percentile) of our CPG.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

HOW WE STRUCTURE OUR COMPENSATION

The following elements make up our compensation program:

Element	Form

Base Salary	Cash

Annual Incentives	Cash

Long-Term Incentives (LTI)	• 50% Performance-Based Restricted Stock Units
• 50% Time-Vested Restricted Stock Units

Retirement	Supplemental Retirement Plan
401(k) Savings Plan

EMPHASIS ON CONTINGENT COMPENSATION

The total compensation of each NEO is substantially contingent on performance. The Committee selects individual and business performance metrics designed to link actual compensation amounts with factors that contribute to stockholder value.

Fixed compensation elements, such as base salary, SERP and other benefits, are designed to be sufficiently competitive for recruitment and retention purposes.

The following charts illustrate the basic pay mix for our CEO and other NEOs:

PAY MIX

Our compensation structure has an appropriate focus on performance-based compensation. The charts below show targeted 2016 TDC for our CEO and our other NEOs. These graphs also illustrate the targeted annual cash incentives for our CEO and our NEO group. These charts demonstrate that our compensation structure emphasizes accountability and correlation of performance relative to pay and correlates well with our CPG.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

All figures are shown as a percentage of target TDC.

Target TDC Comparison: CEO

Target TDC Comparison: Other NEOs

LINKING PAY TO PERFORMANCE

How We Set Our Financial Targets

Each year we establish financial and strategic objectives with quantitative targets that determine annual and long-term incentive award opportunities for our NEOs. We strive to set financial targets that are both challenging and realistic.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

2016 FINANCIAL PERFORMANCE ASSESSMENT

Following are the Consolidated, ASG and ESG financial and operational highlights:

2016 Financial Results

• Consolidated revenues of $1.5 billion declined 4.7%
• ASG generated record revenues of $1.3 billion, operating earnings increased by $9 million and operating margin was 16.5%

•

ESG revenues of $153.2 million declined nearly 40%, however despite the lower level of revenues, the fourth quarter cash burn rate (defined below) declined by $40 million, or approximately 82%, as compared to the prior year period, reflecting cost reduction initiatives implemented in 2016 and the nascent recovery in the energy sector

• Operating earnings, adjusted net earnings, and adjusted EPS were $129.4 million, $93.3 million and $1.79 per share, respectively[1]
• Generated cash flow from operating activities of $150.9 million
• Initiated share repurchase program in January 2016, repurchased $66.3 million cumulatively through April 30, 2017 ($40.5 million in 2016) and expanded the program to $200 million in March 2017

(1)
Adjusted net earnings and adjusted EPS reflect net earnings before amortization and non-cash compensation expense, and include the tax benefit from the amortization of tax-deductible goodwill.

2016 OPERATIONAL HIGHLIGHTS

  •
  Established strong corporate infrastructure to support business segments.
  •
  Continued to enhance a comprehensive corporate governance structure that recognizes risk management as an important part of day to day responsibilities.
  •
  Implemented a new, corporate wide ERP system (Microsoft AX) across all of KLX, including the new ESG acquisitions.
  •
  Substantially completed the development of a KLX data center and completed the migration from B/E Aerospace's data center in March 2017.
  •
  Established a Research and Development Center of Excellence at ESG, which has developed or is in the process of developing more than 10 innovative tools for our energy service customers.
  •
  Implemented comprehensive cost control initiatives at both ASG and ESG. Total ESG headcount reductions during 2016 were in excess of 55% of our December 2014 staffing levels.
  •
  Consolidated or closed 10 ESG facilities throughout North America while maintaining a strong presence to serve our energy service customers in all major oil and gas basins.
  •
  Slashed the ESG cash burn rate (defined as cash from operations less capital expenditures) by approximately 82% (fourth quarter of Fiscal 2016 as compared with the same period in the prior year), through thoughtful consolidation/closure of 10 facilities and a resulting 55% reduction in force.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

  •
  Continued to strengthen the ASG and ESG management teams through numerous key new hires and internal development programs.
  •
  Acquired Herndon Aerospace & Defense, LLC, a high quality aftermarket distributor to domestic military depots.
  •
  Won approximately $500 million of new ASG customers under long-term agreements in each of ASG's end markets.
  •
  Renewed/expanded ASG's long-term agreements with key customers on programs valued at more than $350 million over the term of the agreements.
  •
  Continued to expand the number of ASG suppliers under long-term supply agreements.
  •
  Expanded E-Commerce website at ASG with annualized revenues of approximately $50 million.

Annual Incentive Plan

The Committee determined due to the severity of the decline in the energy sector as well resulting fluctuations in customer demand for ESG's products and services that ESG should be evaluated on the basis of non-financial goals oriented toward aligning its products and service and staffing levels consistent with demand, with a focus on improving its core infrastructure, systems and processes, upgrading the quality of its personnel as appropriate, and establishing new product development activities to further differentiate ESG as the industry begins to recover. As a result, our evaluation of ESG's performance was based on these and other non-financial goals and accomplishments set forth above. During 2016, cash bonuses at ESG were based on individual performance and were limited to 50% of targeted bonus.

In addition, in order to maintain morale at ESG in these difficult conditions, we increased the key executives' restricted stock awards by 50% of the targeted cash bonus that was foregone in 2016, thereby effecting a strong retention tool as the oil field service sector begins to recover.

ASG was evaluated on a relative basis as compared with its CPG. For 2016, ASG performance as compared with its peer group on a relative percentile ranking basis was as follows:

	ASG Performance	Peer Group Ranking (Percentile)

EBIT Margin	16.5%	90th

Free Cash Flow Growth Rate	0%	N/A

EBIT Growth Rate	4.3%	50th

Average Ranking	—	73rd

While the Committee indicated the corporate NEOs' financial metrics should be based on ASG's results, for the sake of completeness we looked at performance both with and without the oil

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

field services sector peers. The following table summarizes the company's consolidated performance against its entire peer group on a relative basis:

	KLX Consolidated Performance	Peer Group Ranking (Percentile)

EBIT Margin	8.7%	60th

Free Cash Flow Growth Rate	33.1%	87th

EBIT Growth Rate	25%	93rd

Average Ranking	—	80th

As a result, the Committee concluded that the financial metrics for ASG and the corporate NEOs were achieved at the 75th percentile, which is the maximum level of performance under our annual cash incentive plan.

The Committee reviewed each of ASG's non-financial goals in detail and determined that these goals were achieved, or substantial progress was made toward achievement of multi-year objectives. As described above, the ESG NEO's cash incentive was limited to 50% of the targeted bonus during 2016.

As described above, ESG's non-financial goals served as the basis for achievement of financial performance. The Committee reviewed each of the non-financial goals and determined that ESG achieved, or made substantial progress toward achievement, of its multi-year objectives during 2016.

As a result, exclusive of ESG, the Committee determined that the KLX NEOs achieved 200% of their 2016 targeted cash incentives.

Given the nascent recovery in energy prices in late 2016 and the resulting improvement in the macro outlook for the energy sector, including oil field services companies, the Committee determined that ESG will be evaluated based on the same financial performance metrics as ASG and corporate NEOs commencing in Fiscal 2017.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

Annual Cash Incentive Awards for 2016.    Based on the financial performance results, individual achievements and achievement of non-financial goals, on March 7, 2017, the Compensation Committee approved the following cash bonus awards, for each of the NEOs based upon 2016 performance:

Annual Incentive Payouts for 2016

NEO	Target (as a percentage of base salary)	Target Bonus ($)	Award (as a percentage of base salary)	Award Amount ($)

Amin Khoury	110%	$1,133,000	204%	$2,163,124

Thomas P. McCaffrey	95%	$625,262	176%	$1,193,749

Michael F. Senft	70%	$317,888	130%	$588,092

John Cuomo	70%	$296,213	130%	$547,994

Roger Franks	70%	$274,540	130%	$507,899

Long-Term Incentives.    In addition to the aforementioned incentives, we provide our NEOs with long-term equity incentive awards under our long-term incentive plan. We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our NEOs in connection with these awards is dependent, to a large degree, on our achievement of the pre-determined goals over each three-year period.

On December 8, 2016, the Committee approved grants of restricted stock to our NEOs, as well as other participants. The number of shares of restricted stock comprising each award granted is equal to the dollar value of such award approved by our Committee, divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. The Company did not grant any stock options during Fiscal 2015 or 2016.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

The following chart sets forth our CEO's total cash, LTIs and all other and total compensation for Fiscal 2015 and 2016.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

Long-Term Incentive Award Grants for 2016.    Based on the new compensation program and incentive targets, the Committee approved and granted in December 2016, the following awards:

2016 Long-Term Incentive Award Grants

	Grant Date Fair Value(s)

NEO	Performance-Based Restricted Stock (1)	Time-Based Restricted Stock	Grant Date Fair Value(2) ($)

Amin J. Khoury	$1,673,733	$1,852,894 (3)	$3,526,627	(3)

Thomas P. McCaffrey	$1,069,549	$1,184,005 (3)	$2,253,554	(3)

Michael F. Senft	$397,350	$397,397	$794,747

John Cuomo	$317,387	$317,387	$634,774

Roger Franks	$294,142	$294,189	$588,331

(1) Dependent on the achievement of financial metrics relative to our peer group over a three-year performance period.
(2) Full grant date fair value of performance based and time based restricted stock as recognized under U.S. generally accepted accounting principles. The fair value was calculated using the closing price of our common stock on the grant date.
(3) Comprised of long-term incentives equal to 325% of base salary, plus an amount equal to the voluntary 20% reduction in 2016 base salary for Messrs. Khoury ($179,115) and McCaffrey ($114,456).

During 2015, we revised our compensation program in response to stockholder feedback and consistent with best practices. As a result, NEO long-term incentive awards in Fiscal 2015 and Fiscal 2016 reflect a performance-based vesting condition on 50% of the award amount. We also expanded the number of performance metrics to be broader and evaluated our performance compared to our CPG. Previously, 25% of the LTI award was performance based with vesting tied to return on equity ("ROE") measured on an annual basis over a three-year period against targets determined by the Committee. We structured our compensation program to allow multiple points of feedback to our managers and employees throughout the year. We conduct performance reviews throughout the organization in the second half of each year, award LTIs after the end of our third quarter, award STIs after we report our full year results and adjust base salaries generally in the middle of the fiscal year. We have found this to be a well-rounded process that allows for mentoring, goal setting and on-going performance recognition throughout the year.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

For 2016, long-term incentives were granted as follows:

Weighting	Equity Vehicles	Metrics

	Performance-Based Restricted Stock: Earned and vests based on the achievement of financial	EBIT Margin

50%	metrics relative to our peer group over a three-year performance period.	Free Cash Flow Growth Rate

50%	Time-Based Restricted Stock: Vests in equal one-third increments, annually, until becoming fully vested on the third anniversary of the grant date.	N/A

A Closer Look at Performance-Based Restricted Stock Awarded in 2016.    This portion of a NEO's long-term incentive award is directly linked to a three-year performance period that consists of three annual performance cycles. The performance result used to determine the actual award earned will be calculated at the end of the three-year performance period by averaging the results of the three annual performance cycles:

Three-Year Performance Period 2/1/2017-1/31/2020

Award Granted: December 2016	Annual Performance Cycle 2/1/2017 - 1/31/2018	Annual Performance Cycle 2/1/2018 - 1/31/2019	Annual Performance Cycle 2/1/2019 - 2/31/2020	Performance Result/Actual Award Determined: Q1 2020

Comparing the average results on the two key metrics (EBIT margin and free cash flow growth rate) relative to the performance of our peer group over a three-year performance period as follows:

Performance & Payout Ranges

Percentile Ranking	Range of Payout*

Below 25% Percentile	0% payout

From 25th to 50th Percentile	50% to 100% payout

From 50th to 75th Percentile	100% to 200% payout

Above 75th Percentile	200% payout (capped)

  *Performance between 25th and 75th percentiles is interpolated.

Legacy Long-Term Incentives.    The unvested performance portion of restricted stock awards for shares at the date of the spin-off from B/E Aerospace Inc. (B/E) that were based on the performance for the three-year period ended December 31, 2014 were fully realized. The financial metric utilized under those awards at the date of grant were based on achieving an annual ROE

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

target as determined at the beginning of each year. Pursuant to the terms of these legacy awards, in 2016, vesting was based on the planned achievement of the average return on equity target for the three-year period ended 2015. Two years will be based on B/E performance and one year will be based on ASG performance. In 2017, vesting will be based on one year of B/E performance and two years of ASG performance. During 2018, vesting will be based on three years of KLX performance.

Retirement Benefits.    All of our NEOs participated in our qualified 401(k) defined contribution plan in 2016. Under this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400. In addition, we make tax-deferred contributions on behalf of each of Messrs. McCaffrey and Senft to our 2014 Deferred Compensation Plan ("SERP") with an aggregate annual value of one times each of their base salaries.

During 2016, we amended our employment agreement with our CEO, Mr. Khoury, effective February 1, 2017, to reduce his SERP contribution from 100% of base salary to 30% of base salary. Mr. Khoury also agreed, upon his retirement, to provide consulting services to the Company for five years for $300,000 per year. During 2016, the Committee also determined the Company should provide Mr. Khoury's estate with a $3.5 million death benefit (which has been funded by a fully paid life insurance policy effective as of February 1, 2017) in recognition of his voluntary 70% reduction in annual SERP contributions.

Deferred Compensation Plan.    The Company adopted its 2014 Deferred Compensation Plan in 2014. The 2014 Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. Each of our NEOs was eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant's deferrals under the 2014 Deferred Compensation Plan up to a maximum of 7.5% of the participant's total base salary and annual incentive award. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. During 2016, we made matching contributions to the 2014 Deferred Compensation Plan for NEOs (other than Messrs. Khoury, McCaffrey and Senft) in an aggregate amount of $137,267. Messrs. Khoury, McCaffrey and Senft are not eligible for matching contributions due to the retirement benefits described above. Details regarding 2016 contributions are set forth under the caption "Fiscal 2016 Deferred Compensation" on page 46 of this Proxy Statement. Our 2014 Deferred Compensation Plan also permits the deferral of equity-based awards.

Other Compensation.    In 2016, our NEOs were eligible to participate in all benefit programs that are generally available to all our employees. In addition, in order to provide a comparative compensation package, we generally reimburse each of our NEOs for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

their base salary per year. We also reimburse each of our NEOs for reasonable costs of financial and estate planning.

Stock Ownership / Prohibited Transactions in Company Securities

Our Board has established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company's common stock with a market value of at least a multiple of the base salary or annual cash retainer, as applicable, within a reasonable period from their election to the Board or appointment as an executive officer, as determined by the Board. The guidelines are five times base salary for the CEO and three times base salary for all other NEOs and three times the annual cash retainers for the members of our Board. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually.

The Committee considers all shares held by a director or an executive officer toward the meeting of the ownership requirements, including shares owned outright (including family trusts and those held by a spouse), time-vested restricted shares, shares or share equivalents held in any deferred compensation plan and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the ownership guidelines. We have effectively implemented a one year holding period for each performance award by requiring those shares to vest in the fourth year after grant based on the preceding three years' actual financial performance.

Our Board also established a policy that prohibits our directors and executive officers from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless our General Counsel, Vice President – Law and Human Resources provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Compensation Risks

In early 2016, management and the Committee assessed the Company's compensation policies and practices and determined that its policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors:

  •
  Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives plus performance-based incentives paid to our executive officers in 2016 ranged from approximately 45% - 50% of TDC while base salary and time based vesting long-term equity-based awards accounted for approximately 51% - 55% of TDC. We do not believe the amount of cash-incentives paid to our executive officers would incentivize management to take excessive risks for short-term gains.

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

  •
  Equity-based awards are designed to align the long-term interests of executive officers and stockholders. Commencing in 2015, the performance portion of our long-term equity-based awards vests based on an average achievement of financial metrics as compared with our peers over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

  •
  To align the long-term interest of our executives and our stockholders, we adopted an anti-hedging policy, which provides that no insider, including NEOs and members of our Board, may engage in short sales of KLX Inc. securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on KLX Inc. securities by officers and directors is prohibited.

  •
  We have also implemented a comprehensive Clawback policy, as further described below, to ensure that performance based compensation is not paid based on improper or inaccurate financial results.

  •
  The Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each executive officer, utilizing its independent compensation consultant as necessary.

  •
  As part of this review, the Committee will compare the targeted and actual total compensation of each executive officer with their counterparts within the Company's peer group.

  •
  On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its Code of Business Conduct and our other corporate policies with all employees.

  •
  We do not have employees who are compensated based on taking significant risks with the Company's capital.

Compensation Recoupment Policy ("Clawback")

In the event of a material restatement of the Company's financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to certain executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. To the extent it determines to be reasonably practicable and consistent with the Company's other compensation objectives, the Company will provide our NEOs with compensation programs that will preserve tax deductibility. However, the Committee evaluates other considerations, such as hiring qualified executive officers, providing our executive officers with competitive and adequate incentives to remain with and increase our business operations, Company financial performance and prospects, as well as rewarding extraordinary contributions, that also significantly factor into the Committee's compensation decisions, and the Committee expressly reserves the right to pay compensation that may not qualify for deductibility under Section 162(m) of the Internal Revenue Code.

To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Employment, Severance and Change of Control Agreements

Pursuant to their employment agreements, we provide each of our NEOs with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable employment agreement). In certain cases, the employment agreements require that we pay the NEO's base salary for the balance of the then-existing term of the applicable employment agreement and in other cases provide a severance payment which is generally a multiple of the NEO's base salary. In addition, the employment agreements describe the treatment of unvested equity upon termination of employment.

The Board recognizes the disparity in remuneration to a NEO in the event of termination of employment as a result of retirement versus remuneration for reasons other than a termination of employment for "cause." The Board believes that depending on a NEO's contributions to such NEO's effective succession plan, including assistance with the identification of a successor and facilitating an effective succession, and other considerations such as the role and tenure of the

Executive Compensation Compensation Discussion and Analysis (CD&A) (continued)

NEO, his or her contributions to the growth of the Company and the creation of stockholder value during the NEO's career with the Company, or to facilitate, in certain circumstances, the retirement of a NEO, the Board would favorably consider treating a NEO in the same manner in which the NEO would be compensated in the event of an involuntary termination or a change of control, provided that any such decision would be made at the discretion of the Board at the time of such retirement on a case by case basis.

In the event of a change of control, the employment of our NEOs will be automatically terminated. Payments upon a termination are described below, beginning on page 48 and, depending on the NEO, can include payment of base salary, incentive bonus and automobile allowance for the balance of the then-existing term of the NEO's employment agreement and a severance payment that is generally a multiple of the NEO's base salary and incentive bonuses. None of our NEOs' employment agreements provides for gross-ups in connection with any potential excise taxes imposed under Section 4999 of the Code. The Compensation Committee has not approved tax gross-ups for any executives.

The Board has been and continues to be mindful of ensuring that the interests of stockholders and the senior executives of the Company are aligned in the event of a transaction which would constitute a change of control of the Company. In that context, the Compensation Committee and the Board has concluded that they would favorably consider a discretionary transaction bonus at that time for senior executives, including our NEOs, which transaction bonus would be in addition to amounts payable under each employment agreement, including those described below.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended January 31, 2017 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Compensation Committee
John T. Collins Richard G. Hamermesh Steven M. Ward, Jr.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to each of our NEOs in Fiscal 2016 (the year ended January 31, 2017), Fiscal 2015 (the year ended January 31, 2016) and the one-month period ended January 31, 2015 ("Transition Period") and the year ended December 31, 2014. The amounts reported for periods prior to the Transition Period related to compensation programs in effect at B/E Aerospace Inc. prior to the spin-off of KLX and as such, are not comparable to reported compensation at KLX.

Name and Principal Position	Year	Salary	Stock Awards[1]	Option Awards	Non-Equity Incentive Plan Compensation[2]	All Other Compensation		Total

Amin J. Khoury	2016	$872,940	$3,526,627	$-	$2,163,124	$1,030,000	[3]	$7,592,691
Chairman of the Board of	2015	1,017,608	3,347,511	-	1,802,500	1,015,000	[3]	7,182,619
Directors and Chief
Executive Officer	Transition Period	107,392	7,500,038	7,500,002	-	-	[3]	15,107,432

	(Predecessor Company Information)
	2014	1,353,870	5,857,201	-	2,401,863	6,031,072	[3]	15,644,006

Thomas P. McCaffrey	2016	$557,808	$2,253,554	$-	$1,193,749	$699,982	[4]	$4,705,093
President and Chief Operating	2015	650,060	2,139,100	-	987,255	686,669	[4]	4,463,084
Officer
	Transition Period	68,815	3,750,039	3,750,001	-	4,653	[4]	7,573,507

	(Predecessor Company Information)
	2014	638,925	2,858,861	-	958,387	4,939,286	[4]	9,395,459

Michael F. Senft	2016	$447,063	$794,747	$-	$588,092	$626,015	[5]	$2,455,917
Vice President, Chief Financial	2015	418,662	770,002	-	330,000	1,115,083	[5]	2,633,747
Officer and Treasurer
	Transition Period	46,154	375,012	375,004	-	1,523	[5]	797,693

	(Predecessor Company Information)
	2014	99,969	-	-	75,000	24,995	[5]	199,964

John A. Cuomo	2016	$416,580	$634,774	$-	$547,994	$113,653	[6]	$1,713,001
Vice President and General	2015	369,692	615,003	-	307,500	101,878	[6]	1,394,073
Manager,
Aerospace Solutions Group	Transition Period	41,548	25,011	-	-	3,185	[6]	69,744

	(Predecessor Company Information)
	2014	348,247	668,030	-	210,000	23,600	[6]	1,249,877

Roger M. Franks	2016	$386,100	$588,331	$-	$507,899	$156,024	[7]	$1,638,354
General Counsel, Vice President	2015	355,450	570,061	-	285,000	111,307	[7]	1,321,818
– Law and Human Resources,
Secretary	Transition Period	38,654	424,761	-	-	1,523	[7]	464,938

	(Predecessor Company Information)
	2014	281,368	229,986	-	175,000	37,851	[7]	724,205

       (1)   The amounts reported in the "Stock Award" column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended January 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on April 14, 2017. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the December 2016 and 2015 awards as of the grant date for performance based restricted stock are capped at 200% of the performance award target. All other performance based awards granted in 2015 are capped at 100% of the performance award target. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the NEO's continued employment.

       (2)   All annual cash bonuses paid to our NEOs are reflected in the "Non-Equity Incentive Plan Compensation" column of this table. The amounts shown represent the annual cash incentive payments received by our NEOs. These cash awards were earned in 2016, 2015 and 2014 and were paid on March 24, 2017, March 15, 2016, and December 12, 2014, respectively. The annual cash incentives are described in detail above in our "Compensation Discussion and Analysis."

       (3)   With respect to Mr. Khoury, the amount reported for 2016 and 2015 as "All Other Compensation" represents SERP contributions. The amount reported for Mr. Khoury for 2014 in his capacity as CEO of B/E Aerospace prior to the spin-off of KLX, includes as "All Other Compensation" $5,635,082 for B/E Aerospace's annual payments in lieu of retirement benefits; $228,800 representing the aggregate incremental cost to B/E Aerospace for his personal use of the B/E Aerospace aircraft; $113,037 for estate planning; $10,400 for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan; $6,499 representing payments under B/E Aerospace's executive medical plan; and $37,254 relating to an automobile and insurance provided by B/E Aerospace. The aggregate incremental cost for the use of B/E Aerospace aircraft for personal travel is calculated by multiplying the hourly variable-cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

       (4)   With respect to Mr. McCaffrey, the amounts reported for 2016, 2015 and the Transition Period as "All Other Compensation" include $658,170, $648,585 and $0, respectively, for SERP contributions; $10,195, $8,745 and $2,868, respectively, for 401(K) Plan contributions; and additional amounts relating to automobile allowance and estate planning. The amounts reported for 2014 as "All Other Compensation" include $615,827 for B/E Aerospace annual payments in lieu of retirement benefits; $4,284,193 related to B/E Aerospace's separation agreement with Mr. McCaffrey (in 2014); $10,400 for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan; $14,347 representing payments under B/E Aerospace's executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

       (5)   With respect to Mr. Senft, the amount reported for 2016 and 2015 as "All Other Compensation" includes $447,063 and $430,000, respectively, for SERP contributions; $26,610 and $40,000, respectively, for payments under our executive medical plan; $68,467 and $567,883, respectively, for moving and relocation expenses; and additional amounts for automobile allowance and financial planning. The amount reported for the Transition Period as "All Other Compensation" relates to an automobile allowance.

       (6)   With respect to Mr. Cuomo, the amounts reported for 2016, 2015 and the Transition Period as "All Other Compensation" includes $72,267, $52,517 and $0, respectively, for SERP contributions; $16,915, $26,592 and $0, respectively, for payments under our executive medical plan; and $11,271, $9,569 and $1,662, respectively, for 401(k) Plan contributions; and additional amounts for automobile allowance. The amounts reported for 2014 as "All Other Compensation" includes $10,400 for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan and additional amounts for an automobile allowance.

       (7)   With respect to Mr. Franks, the amounts reported for the 2016, 2015 and Transition Period "All Other Compensation" include $65,000, $48,741 and $0, respectively, for SERP contributions; $47,517, $25,924 and $0, respectively, for payments under our executive medical plan; $11,807, $6,442 and $0, respectively, for 401(k) Plan contributions; and additional amounts for automobile allowance and financial planning. The amounts reported for 2014 as "All Other Compensation" include $10,400 for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan, $26,943 representing payments under B/E Aerospace's executive medical plan, and an additional amount relating to an automobile allowance.

GRANTS OF PLAN BASED AWARDS DURING 2016

The following table sets forth information concerning incentive awards made to our NEOs in 2016. Awards consisted of restricted stock, restricted stock units, stock options and annual incentive awards under our annual incentive plan as described in detail in our "Compensation Discussion and Analysis."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock	Grant Date Fair Value of Stock	All Other Option	Option exercise

Name	Grant Date	Threshold[2]	Target	Max	Threshold	Target	Max	Awards[4]	Awards[5]	Awards	price
		($)	($)	($)	($)	($)	($)	(#)	($)	(#)	($)

Amin J. Khoury	02/01/17	-	1,169,256	2,338,512	-	-	-	-	-	-	-
	12/15/16	-	-	-	836,867	1,673,733	3,347,466	36,003	1,673,779	-	-
	03/18/16	-	-	-	-	-	-	5,496	179,115	-	-

Thomas P. McCaffrey	02/01/17	-	645,270	1,290,540	-	-	-	-	-	-	-
	12/15/16	-	-	-	534,775	1,069,549	2,139,098	23,006	1,069,549	-	-
	03/18/16	-	-	-	-	-	-	3,512	114,456	-	-

Michael J. Senft	02/01/17	-	317,888	635,776	-	-	-	-	-	-	-
	12/15/16	-	-	-	198,675	397,350	794,700	8,548	397,397	-	-

John A. Cuomo	02/01/17	-	296,213	592,426	-	-	-	-	-	-	-
	12/15/16	-	-	-	158,694	317,387	634,774	6,827	317,387	-	-

Roger M. Franks	02/01/17	-	274,540	549,080	-	-	-	-	-	-	-
	12/15/16	-	-	-	147,071	294,142	588,284	6,328	294,189	-	-

  (1)
  The amounts shown represent the range of annual cash incentive opportunities for each NEO under our 2016 annual incentive plan.
  (2)
  Since the amount of Non-Equity Incentive Plan awards is determined on the basis of a NEO's contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.
  (3)
  The amounts shown represent restricted stock units that are subject to performance criteria and have not yet been earned. The number of shares of restricted stock granted is generally equal to the dollar value approved by the Committee divided by the closing price of our common stock on the date of grant, rounded to the nearest whole number of units. Performance from the 25th percentile to the 50th percentile will result in 50% - 100% of the target number of shares being earned. Performance from the 50th to the 75th percentiles will result in 100% - 200% of the target number of shares being earned, and performance above the 75th percentile will result in 200% of the target number of shares being earned. Shares earned will be linearly interpolated for performance between 25th and the 75th percentiles.
  (4)
  These awards are subject to time-based vesting only. The number of shares of restricted stock or restricted stock units granted is equal to the dollar value approved by the Committee divided by the closing price of our common stock on the date of grant.
  (5)
  The amounts shown represent the aggregate grant date fair value of the long-term incentive awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended January 31, 2017 included in our Annual Report on Form 10 K filed with the SEC on April 14, 2017.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning outstanding equity awards held by each NEO as of January 31, 2017, which includes unvested shares of restricted stock and restricted stock units and unexercised stock options.

							($)		($)
						(#)	Time-Based Market Value of Shares or Units of Stock That Have Not Vested[2]	(#)	Performance- Based Market Value of Shares or Units of Stock That Have Not Vested[2]
		(#)	(#)			Time-Based Shares or Units of Stock That Have Not Vested[1]		Performance- Based Shares or Units of Stock That Have Not Vested[3]
		Option Awards Securities underlying unexercised - Exercisable	Option Awards Securities underlying unexercised - Unexcercisable	($)
Name	Grant Date			Option exercise price	Option expiration date

	12/15/16	-	-	-	-	36,003	$1,763,787	36,002	$1,763,738
	03/18/16	-	-	-	-	5,496	269,249	-	-
Amin J. Khoury	12/02/15	-	-	-	-	33,742	1,653,021	50,612	2,479,482
	01/15/15	384,903	192,451	39.08	01/15/25	47,979	2,350,491	47,978	2,350,442

	12/15/16	-	-	-	-	23,006	1,127,064	23,006	1,127,064
	03/18/16	-	-	-	-	3,512	172,053	-	-
	12/02/15	-	-	-	-	21,560	1,056,224	32,342	1,584,435
Thomas P.	01/15/15	192,452	96,225	39.08	01/15/25	23,990	1,175,270	23,988	1,175,172
McCaffrey	12/15/14	-	-	-	-	11,751	575,681	-	-
	11/15/14	-	-	-	-	7,240	354,688	7,245	354,933
	02/12/14	-	-	-	-	7,668	375,655	-	-
	12/15/13	-	-	-	-	-	-	6,233	305,355

	12/15/16	-	-	-	-	8,548	418,767	8,547	418,718
Michael J. Senft	12/02/15	-	-	-	-	7,761	380,211	11,642	570,342
	01/15/15	19,246	9,622	39.08	01/15/25	2,399	117,527	2,399	117,527

	12/15/16	-	-	-	-	6,827	334,455	6,827	334,455
	12/02/15	-	-	-	-	6,199	303,689	9,298	455,509
	01/15/15	-	-	-	-	320	15,677	-	-
John A. Cuomo	11/15/14	-	-	-	-	2,778	136,094	2,779	136,143
	02/12/14	-	-	-	-	1,128	55,261	-	-
	11/15/13	-	-	-	-	-	-	1,824	89,358

	12/15/16	-	-	-	-	6,328	310,009	6,327	309,960
	12/02/15	-	-	-	-	5,746	281,497	8,618	422,196
Roger M. Franks	01/15/15	-	-	-	-	3,836	187,926	1,597	78,237
	02/12/14	-	-	-	-	1,295	63,442	-	-
	11/15/13	-	-	-	-	1,052	51,537	-	-

  (1)
  The time-based awards vest ratably on an annual basis over three years following the grant date provided the executive is employed or, as to Mr. Khoury, is providing consulting services to the Company on the applicable vesting date.
  (2)
  The market value of unvested shares is based on KLX's common stock closing share price on January 31, 2017 as quoted on the NASDAQ Global Select Market.
  (3)
  The December 2016 and 2015 awards are subject to performance-based vesting based upon the following criteria: If the Company achieves performance below the 25th percentile relative to its Peer Group over the three-year performance period, none of these shares will be earned. Performance from the 25th percentile to the 50th percentile will result in 50% - 100% of the target number of shares being earned. Performance from the 50th to the 75th percentile will result in 100% - 200% of the target number of shares being earned, and performance above the 75th percentile will result in 200% of the target number of shares being earned. Shares earned will be linearly interpolated for performance between 25th and the 75th percentiles. The 2014 and 2013 annual restricted stock awards vest subject to achieving the annual return on equity targets established by the Committee, and vest four years from the date of grant, subject to the following conditions: (i) if the Company or its predecessor achieves 90% or more of the target, 100% of the total performance-based awards, (ii) if the Company or its predecessor achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest; (iii) if the Company or its predecessor achieves between 80% and 85% of the target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and (iv) if the Company or its predecessor achieves less than 80% of target no portion of the award will vest.

STOCK VESTED DURING 2016

The following table provides information concerning vesting of common stock awards held by each NEO during 2016. There were no option exercises by any of our NEOs during 2016.

Name	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)

Amin J. Khoury	64,850	2,875,146
Thomas P. McCaffrey	68,213	2,947,611
Michael J. Senft	6,280	268,538
John A. Cuomo	11,876	483,631
Roger M. Franks	8,991	368,558

(1)
Represents the shares of restricted stock that vested during 2016.
(2)
Represents the number of shares of restricted stock that vested during 2016 multiplied by the closing price of our common stock, as reported on the NASDAQ Global Select Market on the applicable vesting date.

FISCAL 2016 DEFERRED COMPENSATION

The Deferred Compensation Plan is a nonqualified deferred executive compensation plan pursuant to which certain senior executives of the Company (as selected by the Committee) are eligible to defer a portion of their base salary, cash bonus and equity-based awards.

A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant's deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant's total base salary and annual cash bonus, except for the benefit of Messrs. Khoury, McCaffrey and Senft, who are not eligible for matching contributions. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon: (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability.

The Deferred Compensation Plan is a non-qualified plan under the Code and does not provide for guaranteed returns on plan contributions. A participant's deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts.

Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2016, each of the NEOs elected to defer compensation under the plan and we made matching contributions for these NEOs (other than Messrs., Khoury, McCaffrey and Senft) in March 2017 totaling $137,267.

NONQUALIFIED DEFERRED COMPENSATION

FY2016

Name	Executive Contributions Related to FY 2016 Compensation[1] ($)	Registrant Matching Contributions Earned in FY2016 ($)	Aggregate Earnings in FY2016[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 1/31/17[3] ($)

Amin J. Khoury	2,790,643	1,030,000	1,218,303	-	7,416,198
Thomas P. McCaffrey	1,617,077	658,170	1,156,800	-	7,537,844
Michael J. Senft	260,585	447,063	94,700	-	1,190,692
John A. Cuomo	216,766	72,267	275,680	(130,699)	2,136,246
Roger M. Franks	107,266	65,000	61,941	(41,094)	348,929

  (1)
  All executive contributions are included as compensation in the Summary Compensation Table.
  (2)
  Earnings on account balances are not included in the Summary Compensation Table.
  (3)
  Includes current and prior year contributions and earnings.

In addition to the 2014 Deferred Compensation Plan, all of our NEOs participated in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400.

EMPLOYMENT AGREEMENTS

Amin J. Khoury.    Mr. Khoury is party to an employment agreement with us entered into on September 15, 2014 (effective as of the spin-off date), amended and restated as of February 27, 2015, and further amended and restated as of May 25, 2016, pursuant to which he serves as our Chairman and Chief Executive Officer. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

The agreement provides that Mr. Khoury will receive a specified base salary, currently $1,030,000 per year, subject to increases as determined from time to time by our Board or the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus of not less than 175% of his base salary and an annual equity grant with a grant date value of no less than 325% of his base salary. In lieu of retirement benefits, we make tax deferred contributions on behalf of Mr. Khoury to our deferred compensation plan with an aggregate annual value of one times Mr. Khoury's base salary. Effective February 1, 2017, Mr. Khoury voluntarily reduced his tax deferred contribution from one times his annual base salary to 30% of his annual base salary. Mr. Khoury is also eligible to participate in all benefit plans generally available to our executives and in all benefits pursuant to our travel policy.

General Provisions

In the event of a dispute between us and Mr. Khoury with respect to any breach of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

During the term of his employment agreement with us and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations. In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

If we terminate Mr. Khoury's employment for any reason, upon Mr. Khoury's death or incapacity, upon a "Change of Control" or if Mr. Khoury resigns for "Good Reason" (as defined in the employment agreement), Mr. Khoury is entitled to (i) any accrued and unpaid salary and benefits through the termination date, (ii) any earned but unpaid bonuses payable to Mr. Khoury for any fiscal periods ending prior to the termination date and (iii) a lump-sum amount equal to the sum of (A) a prorated portion of 175% of Mr. Khoury's then current salary, with the prorated amount to be determined based on the number of days that Mr. Khoury was employed by us in the year during which the termination date occurs, (B) Mr. Khoury's salary for the remainder of the employment term, (C) the retirement contributions based on amounts in effect at January 31, 2017 that would have been made during the remainder of the employment term and (D) two times Mr. Khoury's target bonus. In addition, any equity awards granted to Mr. Khoury that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all equity awards will continue to be exercisable until their original stated expiration date.

If Mr. Khoury's employment terminates for any other reason, he will receive accrued and unpaid salary, benefits and bonuses through the termination date but will not be entitled to severance payments.

Mr. Khoury agreed, upon his retirement, to provide consulting services to the Company for five years for $300,000 per year. During 2016, the Committee determined the Company should provide Mr. Khoury's estate with a $3.5 million death benefit (to be funded by a fully paid life insurance policy effective as of February 1, 2017) in recognition of his voluntary 70% reduction in annual SERP contributions.

Thomas P. McCaffrey.    Mr. McCaffrey is party to an employment agreement with us entered into on September 15, 2014 (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as our President and Chief Operating Officer, or COO. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice. Mr. McCaffrey's employment agreement provides that Mr. McCaffrey will receive a specified base salary, currently $658,170 per year, which may be increased in the discretion of our Board or the Committee. Mr. McCaffrey will have an annual target bonus of no less than 150% of his base salary. He will also receive an annual equity grant with a grant date value of no less than 325% of his base salary. In lieu of retirement benefits, we make tax deferred contributions on behalf of Mr. McCaffrey to our deferred compensation plan with an aggregate annual value of one times Mr. McCaffrey's base salary. While employed by us, Mr. McCaffrey will be eligible to participate in all benefit plans generally available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

In lieu of retirement benefits, we make tax deferred contributions on behalf of Mr. McCaffrey to our deferred compensation plan with an aggregate annual value of one times his base salary.

In the event of a dispute between us and Mr. McCaffrey with respect to any breach by Mr. McCaffrey of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events. Upon Mr. McCaffrey's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. McCaffrey will be entitled to (i) a lump-sum amount equal to the sum of (A) a prorated portion of 150% of Mr. McCaffrey's then current salary, with the prorated amount to be determined based on the number of days that Mr. McCaffrey was employed by us in the year during which the termination date occurs, (B) Mr. McCaffrey' salary for the remainder of the employment term, (C) the retirement contributions that would have been made during the remainder of the employment term, and (D) two times Mr. McCaffrey's target bonus and (ii) a lump-sum amount equal to (A) any accrued and unpaid salary, automobile allowance, vacation time and benefits through the termination date and (B) any earned but unpaid bonuses payable to Mr. McCaffrey for any fiscal periods ending prior to the termination date. In addition, any equity awards granted to Mr. McCaffrey that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such equity awards will continue to be exercisable until their original stated expiration date.

If Mr. McCaffrey's employment terminates for any other reason, he will not be entitled to severance payments.

Michael F. Senft.    Mr. Senft is party to an employment agreement with us dated September 30, 2014, (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as Vice President, Chief Financial Officer, or CFO, and Treasurer. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

Mr. Senft's employment agreement provides that Mr. Senft will receive a specified base salary, currently $440,000 per year, which may be increased in the discretion of our Board or the Committee. Mr. Senft will have an annual target bonus of no less than 75% of his base salary. He will also receive an annual equity grant with a targeted grant date value of no less than 175% of his base salary. Beginning 90 days after the effective date of Mr. Senft's employment agreement, we make tax deferred contributions on behalf of Mr. Senft to our deferred compensation plan with an aggregate annual value of one times Mr. Senft's base salary. While employed by us, Mr. Senft will be eligible to participate in all benefit plans generally available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Mr. Senft is also party to a proprietary rights agreement with us, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a noncompetition covenant during the term of his employment agreement and a nonsolicitation covenant during the term of his employment agreement and for two years thereafter.

In the event of a dispute between us and Mr. Senft with respect to any breach by Mr. Senft of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Senft will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

Upon Mr. Senft's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. Senft will be entitled to (i) a lump-sum amount equal to the sum of (A) a prorated portion of 75% of Mr. Senft's then current salary, with the prorated amount to be determined based on the number of days that Mr. Senft was employed by the Company in the year during which the termination date occurs, (B) Mr. Senft's salary for the remainder of the employment term, (C) the retirement contributions that would have been made during the remainder of the employment term and (D) two times Mr. Senft's target bonus and (ii) a lump-sum amount equal to (A) any accrued and unpaid salary, automobile allowance, vacation time and benefits through the termination date and (B) any earned but unpaid bonuses payable to Mr. Senft for any fiscal periods ending prior to the termination date. In addition, any equity awards granted to Mr. Senft that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such equity awards will continue to be exercisable until their original stated expiration date.

If Mr. Senft's employment terminates for other reason, he will not be entitled to severance payments.

John A. Cuomo.    Mr. Cuomo is party to an employment agreement with us dated February 26, 2015, and amended and restated as of December 22, 2015, and serves as our Vice President and General Manager, Aerospace Solutions Group. The employment agreement has a three-year term, with automatic annual renewals on each anniversary of the effective date unless the option not to renew is exercised by either party not less than 30 days prior to the anniversary date.

Mr. Cuomo's employment agreement provides that he will receive a specified base salary, currently at $410,000, which may be increased at the discretion of our Board or Committee, an annual target bonus up to 75% of his salary, reimbursement of all reasonable business expenses, an automobile allowance of $1,100 per month and will be eligible to participate in all benefits plans made available to employees and executives generally and will be able to participate in our equity incentive plan.

Mr. Cuomo is also party to a proprietary rights agreement with us, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a noncompetition covenant during the term of his employment agreement, and a nonsolicitation covenant during the term of his employment agreement and for two years thereafter.

Specific Termination and Change of Control Provisions

Upon Mr. Cuomo's death, incapacity, termination without "Cause," resignation for "Good Reason", or a "Change of Control" (as defined in Mr. Cuomo's employment agreement), Mr. Cuomo will be entitled to an amount equal to the sum of (i) a prorated portion of 75% of the Mr. Cuomo's then current salary, with the prorated amount to be determined based on the number of days that Mr. Cuomo was employed by the Company in the year during which the termination date occurs, (ii) Mr. Cuomo's salary for the remainder of the employment term, (iii) the maximum annual contribution under our deferred compensation plan of 7.5% of Mr. Cuomo's total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the employment period and (iv) two times Mr. Cuomo's target bonus.

Roger M. Franks.    Mr. Franks is party to an employment agreement, dated October 7, 2014, (effective as of the spin-off date), amended and restated as of February 27, 2015, and further amended and restated as of December 22, 2015, pursuant to which he serves as our General Counsel and Vice President—Law and Human Resources. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

Mr. Franks's employment agreement provides that Mr. Franks will receive a specified base salary, currently $380,000 per year, which may be increased in the discretion of the Committee. Mr. Franks will have an annual target bonus of no less than 75% of his base salary. He will also receive an annual equity grant with a targeted grant date value of 150% of his base salary. While employed by us, Mr. Franks is eligible to participate in all benefit plans generally available to our executives and to receive an automobile allowance of $1,100 per month.

Mr. Franks is also party to a proprietary rights agreement with us, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a noncompetition covenant during the term of his employment agreement, and a nonsolicitation covenant during the term of his employment agreement and for two years thereafter.

Specific Termination and Change of Control Provisions

In addition to the compensation and benefits described above, Mr. Franks will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

Upon Mr. Franks's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. Franks will be entitled to a lump-sum amount equal to the sum of (i) a prorated portion of 75% of Mr. Franks's then current salary, with the prorated amount to be determined based on the number of days that Mr. Franks was employed by us in the year during which the termination date occurs, (ii) Mr. Franks's salary for the remainder of the employment term, (iii) the maximum annual contribution under our deferred compensation plan of 7.5% of Mr. Franks's total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the employment period and (iv) two times the Mr. Franks's target bonus.

If Mr. Franks's employment terminates for any other reason, he will not be entitled to severance payments.

Potential Payments upon a Termination or Change of Control

The following tables summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEO's employment or a Change of Control. The tables generally assume that the NEOs employment terminated on January 31, 2017 and, if applicable, that the Change of Control occurred on January 31, 2017. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $48.99, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on January 31, 2017.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on January 31, 2017, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

  •
  Defined Contribution Plans.  Each of the NEO's account balances under the 401(k) plan, including any Company contributions, were fully vested as of January 31, 2017.

  •
  Vested Equity Awards.  Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of January 31, 2017 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

  •
  Life Insurance.  Each of the NEOs is entitled to receive Company paid group term life insurance of one times his base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

  •
  Deferred Compensation Plan.  Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made. In the case of death, disability, termination without cause and a change of control, Company contributions will fully vest.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on January 31, 2017, based upon each NEO's employment agreement in effect as of January 31, 2017 (exclusive of actual accrued cash bonuses as of this date and giving effect to new target bonuses as of February 1, 2017), and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury

Compensation Element	Voluntary Resignation	Resignation With Good Reason, Death, Incapacity, Change of Control

Accrued and Unpaid Salary	$22,185	$22,185
Earned but Unpaid Bonus	2,163,124	2,163,124
Salary Through Employment Term	-	2,420,754
SERP Through Employment Term	-	2,356,308
Target Bonus Pursuant to Employment Agreement	-	3,665,368

Total Cash Payments	2,185,309	10,627,739
Acceleration of Unvested Equity Awards	-	14,537,399

TOTAL	$2,185,309	$25,165,138

Thomas P. McCaffrey

Compensation Element	Termination for Cause	Termination without Good Reason	Death, Incapacity, Change of Control, Termination Without Cause, Termination with Good Reason

Accrued and Unpaid Salary and Other Benefits	$14,531	$14,531	$14,531
Earned but Unpaid Bonus	-	1,193,749	1,193,749
Salary Through Employment Term	-	-	1,387,284
SERP Through Employment Term	-	-	1,338,382
Target Bonus Pursuant to Employment Agreement	-	-	2,007,573

Total Cash Payments	14,531	1,208,280	5,941,520
Acceleration of Unvested Equity Awards	-	-	10,032,189

TOTAL	$14,531	$1,208,280	$15,973,709

Michael F. Senft

Compensation Element	Termination for Cause	Termination without Good Reason	Death, Incapacity, Change of Control, Termination Without Cause, Termination with Good Reason

Accrued and Unpaid Salary and Other Benefits	$27,699	$27,699	$27,699
Earned but Unpaid Bonus	-	588,092	588,092
Salary Through Employment Term	-	-	941,436
SERP Through Employment Term	-	-	908,250
Target Bonus Pursuant to Employment Agreement	-	-	681,188

Total Cash Payments	27,699	615,791	3,146,665
Acceleration of Unvested Equity Awards	-	-	2,118,445

TOTAL	$27,699	$615,791	$5,265,110

John A. Cuomo

Compensation Element	Death	Termination for Cause, Resignation without Good Reason	Incapacity, Termination Without Cause, Termination with Good Reason, Change of Control

Accrued and Unpaid Salary and Other Benefits	$38,481	$38,125	$50,323
Earned but Unpaid Bonus	547,994	-	547,994
Salary Through Employment Term	875,618	-	875,618
SERP Contribution	150,716	-	150,716
Target Bonus Pursuant to Employment Agreement	634,742	-	634,742

Total Cash Payments	2,247,550	38,125	2,259,392
Acceleration of Unvested Equity Awards	1,771,282	-	1,771,282

TOTAL	$4,018,832	$38,125	$4,030,674

Roger M. Franks

Compensation Element	Death	Termination for Cause, Resignation without Good Reason	Incapacity, Termination Without Cause, Termination with Good Reason, Change of Control

Accrued and Unpaid Salary and Other Benefits	$28,322	$27,967	$62,416
Earned but Unpaid Bonus	507,899	-	507,899
Salary Through Employment Term	813,061	-	813,061
SERP Contribution	139,948	-	139,948
Target Bonus Pursuant to Employment Agreement	588,300	-	588,300

Total Cash Payments	2,077,530	27,967	2,111,623
Acceleration of Unvested Equity Awards	1,704,803	-	1,704,803

TOTAL	$3,782,333	$27,967	$3,816,426

POLICY AND PROCEDURES FOR THE REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Amended and Restated Certificate of Incorporation provides that no contract or transaction between us and one or more of our directors or officers (including entities or other organizations in which one or more of our directors or officers have a financial interest), shall be void or voidable solely for that reason, or because such director or officer is present at, participates in, or vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the Board and the Board in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote thereof, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair to our Company at the time that it is authorized, approved or ratified by the Board or the stockholders.

Furthermore, under our Code of Business Conduct, our Law Department will review all proposed transactions between the Company and a related person (such as an individual related to a Company employee, or his or her family), together with all information concerning the proposed transaction. In determining whether the proposed transaction will be approved, the factors our Law Department may consider include (i) whether the transaction was the product of fair dealing, taking into account the timing, initiation, structure and negotiations of the transaction, and whether the related person's interest was disclosed to us, (ii) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party, and (iii) the availability of other sources for comparable products or services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are leasing the real estate for some of our ESG facilities in Texas, Wyoming, North Dakota and Colorado from a limited liability company controlled by Gary Roberts, Vice President and General Manager of our ESG segment. The aggregate lease payments for all of these leases amount to approximately $0.5 million annually.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended January 31, 2017, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with, with the exception that four of our NEOs and non-NEO officers had one late filing, and three of our NEOs and non-NEO officers had two late filings. In each case, the required reports of these transactions were subsequently filed with the SEC.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending January 31, 2018 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2016 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see Principal Accountant Fees and Services below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended January 31, 2017.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP's independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company's consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to the Company for the fiscal years ended January 31, 2017 and January 31, 2016.

	January 31, 2017 (in Thousands)	January 31, 2016 (in Thousands)

Audit Fees	$2,701	$5,067
Audit-Related Fees	60	-
Tax Fees	52	181
All Other Fees	-	-

Total	$2,813	$5,248

Audit Fees

Audit fees in 2016 and 2015 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company's quarterly reports on Form 10-Q, statutory audits required for the Company's subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related

Audit-related fees in 2016 and 2015 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the Employee Stock Purchase Plan audit, acquisition-related and other services.

Tax Fees

Tax fees in 2016 and 2015 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

All Other Fees

There were no other fees or expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates not otherwise described above.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2015, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception. In 2016, $8,000 of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2018, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2018 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than March 15, 2018 to be considered for inclusion in the Company's proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the July 13, 2017 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2018 or 2019, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.09 of the Company's By-laws.

OTHER MATTERS

The Board is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

Accessing your proxy materials

We are using "notice and access" procedures to distribute our proxy materials to our stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Stockholders who received the Notice may access the proxy materials over the Internet or, on request, receive a paper copy of the materials by mail or an email copy. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or email copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by email.

Some of our stockholders, including stockholders who previously asked to receive paper copies of the proxy materials, will receive paper copies of the proxy materials.

Electronic delivery of the proxy statement and annual report to stockholders

If you are a stockholder of record, you may choose to receive future proxy statements and annual reports electronically by consenting to electronic delivery online at: www.computershare.com/investor. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify us that you wish to discontinue electronic delivery of these documents. You may provide your notice to us via the Internet at www.computershare.com/investor.

If you hold your KLX shares in street name in a stock brokerage account or at a bank or other nominee, refer to the information provided by that entity for instructions on how to elect this option.

Your vote is important

Whether or not you plan to attend the Annual Meeting, please take the time to vote you KLX shares as soon as possible. You may vote your shares on the Internet, by using a toll-free telephone number or by mailing your proxy card (see your Notice or proxy card for complete instructions, or refer to the instructions on page 1 of this Proxy Statement).

Voting your shares

Holders of record. If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may vote by:

  •
  Attending the Annual Meeting and voting in person
  •
  Voting on the Internet or by telephone no later than 1:00 a.m., Eastern Time, August 24, 2017; or
  •
  Mailing your proxy card so that it is received by KLX, c/o Computershare P.O. Box 505008, Louisville, KY 40233-9814 prior to the Annual Meeting.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 24, 2017. Vote by Internet • Go to www.investorvote.com/KLXI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Vote on Directors — The Board of Directors unanimously recommends a vote FOR the listed nominees. 1. Election of Three Class III Directors: + For Withhold For Withhold For Withhold 01 - Richard G. Hamermesh 02 - Theodore L. Weise 03 - John T. Whates, Esq. B Vote on Proposals The Board of Directors unanimously recommends a vote FOR Proposal 2. 2. Say on Pay – An advisory vote on the approval of executive compensation. ForAgainst Abstain The Board of Directors unanimously recommends a vote FOR Proposal 3. ForAgainst Abstain 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. + 1 U P X 02MI5A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 24, 2017. The Company’s 2017 Proxy Statement and the Company’s Annual Report for 2016 are available at: http://investor.klx.com/phoenix.zhtml?c=253840&p=proxy. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — KLX Inc. + Notice of 2017 Annual Meeting of Stockholders — August 24, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Michael F. Senft and Roger M. Franks, or either of them, with full power of substitution each, proxies to vote and act at the Annual Meeting of Stockholders of KLX Inc. (the “Company”) to be held August 24, 2017 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Company common stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side of this proxy card as specified by the undersigned and in such manner as the proxies may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies previously given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side of this proxy card, the Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, and (4) in the discretion of the named proxies as to any other matter that may properly come before the Meeting. CONTINUED AND TO BE VOTED ON REVERSE SIDE C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign your name as it appears on this proxy card. Give full title if an attorney, executor, administrator, trustee, guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

. + Vote by Internet • Go to www.investorvote.com/KLXI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the KLX Inc. Stockholder Meeting to be Held on August 24, 2017 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: www.investorvote.com/KLXI Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.investorvote.com/KLXI. Step 2: Click on the icon on the right to view current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. Q When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before August 14, 2017 to facilitate timely delivery. + 2 N O T 02MI7B Stockholder Meeting Notice IMPORTANT ANNUAL MEETING INFORMATION

. KLX Inc.’s Annual Meeting of Stockholders will be held on August 24, 2017 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, at 10:30 a.m. Eastern Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors unanimously recommends a vote FOR the listed nominees and FOR Proposals 2 and 3: 1. 2. 3. Election of Three Class III Directors. Say on Pay – An advisory vote on the approval of executive compensation. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/KLXI. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials KLX Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by August 14, 2017. g g 02MI7B Stockholder Meeting Notice